Exhibit 10.1

Execution Version

INTEREST PURCHASE AGREEMENT

BY AND AMONG

BP PRODUCTS NORTH AMERICA INC.,

BP OFFSHORE PIPELINES COMPANY LLC,

AND

BP PIPELINES (NORTH AMERICA) INC.,

COLLECTIVELY, AS SELLERS,

AND

BP MIDSTREAM PARTNERS LP, AS BUYER,

DATED OCTOBER 1, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.1	Definitions	2

ARTICLE 2 PURCHASE AND SALE OF THE OFFERED INTERESTS		15

2.1	Purchase and Sale of the Offered Interests	15
2.2	Purchase Price and Payment	15
2.3	Closing	15
2.4	Instruments of Conveyance, Transfer and Assumption	16
2.5	Offered Interest Distributions	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		18

3.1	Valid Organization	18
3.2	Authorization	18
3.3	Consents	19
3.4	No Violation	20
3.5	Title to the Offered Interests	21
3.6	Litigation	21
3.7	No Broker	22
3.8	Disclosure	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE JV COMPANIES		22

4.1	Valid Organization as to the JV Companies	22
4.2	Capitalization; Other Interests	23
4.3	Tax Matters	23
4.4	Litigation relating to JV Companies	24
4.5	Environmental Matters	24
4.6	Permits	26
4.7	Compliance with Laws	27
4.8	Employee Matters	27
4.9	Financial Matters	27
4.10	Insurance	28
4.11	Title to Properties	29
4.12	No Adverse Changes	29
4.13	Regulatory Matters	29
4.14	Management Projections and Budget	29

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		30

5.1	Valid Organization	30
5.2	Authorization	30
5.3	Consents	31
5.4	No Violation	31
5.5	Litigation	31
5.6	Acquisition as Investment; Buyer’s Experience	31
5.7	No Broker	32

i

ARTICLE 6 OBLIGATIONS OF THE PARTIES		32

6.1	Covenants of Sellers	32
6.2	Covenants of Buyer	34
6.3	Mutual Covenants	35

ARTICLE 7 TAX MATTERS		36

7.1	Liabilities for Income Taxes	36
7.2	Cooperation	37
7.3	Transfer Taxes	37
7.4	Allocations of Consideration	37
7.5	Conflict	37

ARTICLE 8 CONDITIONS TO BUYER’S OBLIGATIONS		38

8.1	Representations and Warranties True	38
8.2	Performance	38
8.3	Litigation	38
8.4	Governmental Filings	38
8.5	Third Party Consents	38
8.6	No Material Adverse Effect	38
8.7	Closing Deliverables	38

ARTICLE 9 CONDITIONS TO SELLERS’ OBLIGATIONS		39

9.1	Representations and Warranties True	39
9.2	Performance	39
9.3	Litigation	39
9.4	Governmental Filings	39
9.5	Third Party Consents	39
9.6	Purchase Price	39
9.7	No Material Adverse Effect	39
9.8	Closing Deliverables	40

ARTICLE 10 TERMINATION		40

10.1	Termination	40
10.2	Effect of Termination	40

ARTICLE 11 INDEMNIFICATION		40

11.1	Indemnification	40
11.2	Limitations on Liability	41
11.3	Other Provisions Relating to Indemnification	44

ARTICLE 12 MISCELLANEOUS PROVISIONS		47

12.1	Damages	47
12.2	Disclaimer	47
12.3	Amendment and Modification	48
12.4	Failure to Close; Specific Performance	49
12.5	Waiver of Compliance	49
12.6	Notices	49
12.7	Assignment	50

12.8	No Third Party Beneficiaries	50
12.9	Governing Law	50
12.10	Consent to Jurisdiction	51
12.11	Counterparts	51
12.12	Exhibits and Headings	51
12.13	Entire Agreement	51
12.14	Representation By Counsel; No Strict Construction	51
12.15	Severability	52
12.16	Time of Essence	52
12.17	Press Releases and Public Announcements	52
12.18	Acknowledgement and Waiver of Post-Closing Attorney-Client Privilege	52
12.19	Acknowledgement of Parties; Conspicuousness	53
12.20	Conflicts	53
12.21	Action by Buyer	53
12.22	Non-Recourse	54

SCHEDULES

Specified Projects Schedule

Mardi Gras Specified Projects Schedule

Schedule 1.1 — Persons with Knowledge

Schedule 3.3 — Sellers’ Consents

Schedule 3.4(b) — No Violation

Schedule 3.6 — Litigation relating to Offered Interests

Schedule 4.2 — Capitalization; Other Interests

Schedule 4.3 — Tax Matters

Schedule 4.4 — Litigation relating to JV Companies

Schedule 4.5 — Environmental Matters

Schedule 4.6 — Permits

Schedule 4.7 — Compliance with Laws

Schedule 4.9 — Financial Matters

Schedule 4.10 — Insurance

Schedule 4.11(a) — Title to Properties

Schedule 4.12 — No Adverse Changes

Schedule 4.14 — Management Projections and Budget

Schedule 5.3 — Buyer’s Consents

Schedule 11.1(a) — Specified Matters

EXHIBITS

Exhibit A-1 – Form of Phoenix Assignment, Conveyance and Assumption Agreement

Exhibit A-2 – Form of URSA Assignment, Conveyance and Assumption Agreement

Exhibit A-3 – Form of Mardi Gras Assignment, Conveyance and Assumption Agreement

Exhibit B-1 – Form of Phoenix Joinder Letter Agreement

Exhibit B-2 – Form of URSA Letter Agreement

Exhibit B-3 – Form of Mardi Gras Letter Agreement

Exhibit C-1 – Form of BPNA Closing Certificate

Exhibit C-2 – Form of BP Offshore Closing Certificate

Exhibit C-3 – Form of BPPL Closing Certificate

Exhibit D – Form of Buyer Closing Certificate

INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Purchase Agreement”) is made and entered into effective as of this 1st day of October, 2018 (“Signing Date”), by and among BP Products North America Inc., a Maryland corporation (“BPNA”), BP Offshore Pipelines Company LLC, a Delaware limited liability company (“BP Offshore”) and BP Pipelines (North America) Inc., a Maine corporation (“BPPL” and collectively with BPNA and BP Offshore, the “Sellers,” and each individually as a “Seller”), and BP Midstream Partners LP, a Delaware limited partnership (“Buyer”). Each of Sellers and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.

RECITALS

WHEREAS, as of the Signing Date:

(i) KM Phoenix Holdings LLC, a Delaware limited liability company (“Phoenix LLC”), is the owner of 13 refined products terminals and associated infrastructure that are located in (A) Atlanta, GA, (B) Brooklyn, NY, (C) Carteret, NJ, (D) Chicago, IL (terminal is situated on leased real property), (E) Cincinnati, OH, (F) Curtis Bay, MD, (G) Dayton, OH, (H) Doraville, GA (which includes Doraville I and Doraville II terminals and are counted for purposes hereof as a single refined products terminal located in Doraville, GA), (I) Indianapolis, IN, (J) Richmond, CA, (K) Rochelle, IL, (L) Spring Valley, MN, and (M) Wood River, IL, respectively, and act as distribution facilities for various refined products consuming markets (collectively, the “Phoenix Terminals”);

(ii) URSA Oil Pipeline Company LLC, a Delaware limited liability company (“URSA LLC”), is the owner of a pipeline system used for the transportation of crude oil that provides access from the deepwater Mississippi Canyon areas into the Mars Oil Pipeline System at West Delta Block 143 (the “URSA Pipeline System”);

(iii) Mardi Gras Transportation System Company LLC, a Delaware limited liability company (“Mardi Gras LLC”), is the owner of (A) a 56.0% membership interest in Caesar Oil Pipeline Company, LLC, a Delaware limited liability company (“Caesar LLC”), that in turn is the owner of a pipeline system located primarily in the Southern Green Canyon area of the Gulf of Mexico (the “Caesar Pipeline System”), (B) a 65.0% membership interest in Proteus Oil Pipeline Company, LLC, a Delaware limited liability company (“Proteus LLC”), that in turn is the owner of a crude oil pipeline located primarily in the Mississippi Canyon area of the Gulf of Mexico (“Proteus Pipeline System”), (C) a 65.0% membership interest in Endymion Oil Pipeline Company, LLC, a Delaware limited liability company (“Endymion LLC”), that in turn is the owner of a crude oil pipeline system located primarily in the eastern portion of the Gulf of Mexico (the “Endymion Pipeline System”), and (D) a 53.0% interest in Cleopatra Gas Gathering Company, LLC, a Delaware limited liability company (“Cleopatra LLC”), that in turn is the owner of a gas gathering pipeline system located primarily in the Southern Green Canyon area of the Gulf of Mexico (the “Cleopatra Pipeline System”);

Confidential

WHEREAS, (i) Caesar LLC, Proteus LLC, Endymion LLC and Cleopatra LLC are collectively referred to herein as the “Mardi Gras JV Companies”; (ii) Phoenix LLC, URSA LLC and the Mardi Gras JV Companies are collectively referred to herein as the “JV Companies”; (iii) the Caesar Pipeline System, the Proteus Pipeline System, the Endymion Pipeline System and the Cleopatra Pipeline System are collectively referred to herein as the “Mardi Gras JV Systems”; and (iv) the Phoenix Terminals, the URSA Pipeline System and the Mardi Gras JV Systems are collectively referred to herein as the “JV Assets”;

WHEREAS, (i) BPNA owns 25.0% of the issued and outstanding membership interests in Phoenix LLC (the “Offered Phoenix Interests”); (ii) BP Offshore owns 22.6916% of the issued and outstanding membership interests in URSA LLC (the “Offered URSA Interests”); and (iii) (a) BPPL owns 79.0% of the issued and outstanding membership interests in Mardi Gras LLC, and (b) BPPL desires to sell 45.0% of the issued and outstanding membership interests in Mardi Gras LLC (such amount set forth in clause (iii)(b) of this Recital, the “Offered Mardi Gras Interests” and together with the Offered Phoenix Interests and the Offered URSA Interests, the “Offered Interests”);

WHEREAS, each of the Sellers desires to sell, convey and assign to Buyer their respective interests in the Offered Interests, and Buyer desires to purchase and accept from each of the Sellers, the Offered Interests, on the terms and subject to the conditions of this Purchase Agreement;

WHEREAS, in connection with its acquisition of the Offered Interests, Buyer desires to assume the Assumed Liabilities on the terms and subject to the conditions of this Purchase Agreement; and

WHEREAS, the Conflicts Committee has (i) received an opinion of Robert W. Baird & Co. Incorporated, the financial advisor to the Conflicts Committee, that the consideration to be paid by Buyer pursuant to this Purchase Agreement is fair to Buyer from a financial point of view, and (ii) based upon the belief of the members of the Conflicts Committee that this Purchase Agreement and the transactions contemplated hereby are not opposed to the interest of Buyer, approved the execution, delivery and performance of this Purchase Agreement and the transactions contemplated hereby, such approval constituting (A) “Special Approval” for purposes of the Buyer Partnership Agreement and (B) approval on behalf of the full board of directors of the General Partner.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

1.1(a) As used herein the following terms have the meanings defined below:

“1933 Act” has the meaning set forth in Section 5.6.

“Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, (a) the term “control” (including its derivatives and similar terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof), whether through ownership of voting securities, by contract or otherwise, and (b) notwithstanding anything in this Purchase Agreement to the contrary, for purposes of this Purchase Agreement (i) the Partnership Parties are not Affiliates of the Seller Parties and (ii) the Seller Parties are not Affiliates of the Partnership Parties.

“Assumed Liabilities” means any and all Losses, now existing or arising at any time prior to, on or after the Effective Time, caused by, arising out of, incurred in connection with or relating in any way to (i) the ownership (direct or indirect) of the Offered Interests or the ownership in or (to the extent of the Offered Interests) operation of Mardi Gras LLC or any of the JV Companies, including (to the extent of the Offered Interests) all such Losses (including Environmental Losses) with respect to such Offered Interests arising out of or related to (a) any Contracts that Mardi Gras LLC or such JV Company is a party to or (b) any of the JV Assets or any other assets or liabilities of Mardi Gras LLC or any of the JV Companies, or (ii) obligations under the corresponding JV Governing Instruments with respect to such Offered Interests; provided, however, that notwithstanding the foregoing, Assumed Liabilities shall exclude any obligations or liabilities of Sellers to the extent arising under Section 11.1(a) of this Purchase Agreement.

“Books and Records” means records and files in any of the Sellers’ possession to the extent related exclusively to the Offered Interests, the JV Companies and/or the JV Assets and in such Seller’s capacity as a member of the applicable JV Company, including all Tax, title information, operations, inspection, maintenance technical, environmental and safety records; provided, however, Buyer acknowledges that each of Sellers creates electronic images of some Books and Records and retains some Books and Records in electronic format and Sellers may provide Buyer copies (imaged or electronic media, hardcopy media or any combination thereof) of such Books and Records rather than originals.

“BP Offshore” has the meaning set forth in the Preamble.

“BPNA” has the meaning set forth in the Preamble.

“BPPL” has the meaning set forth in the Preamble.

“Business Day” means a Monday through Friday when the Federal Reserve Bank of Dallas is open for business, but for purposes of notices or other communications given hereunder, means between 12:00:01 a.m. CT and 5:00 p.m. CT on such day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Certificate of LP” means the certificate of limited partnership of Buyer, dated May 22, 2017.

“Buyer Governing Instruments” means the Buyer Partnership Agreement and the Buyer Certificate of LP.

“Buyer Group” has the meaning set forth in Section 11.1(a).

“Buyer Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Buyer, dated as of October 30, 2017, as amended from time to time.

“Caesar LLC” has the meaning set forth in the Recitals.

“Caesar Pipeline System” has the meaning set forth in the Recitals.

“Capital Contributions” means an amount equal to any capital contributions during the Interim Period made by a Seller to the applicable JV Company under the corresponding JV Governing Instrument.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended from time to time.

“Cleopatra LLC” has the meaning set forth in the Recitals.

“Cleopatra Pipeline System” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Failure Breach” has the meaning set forth in Section 12.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Conflicts Committee” means the conflicts committee of the board of directors of the General Partner.

“Consequential Damages” has the meaning set forth in Section 12.1.

“Contract” means any agreement, contract, commitment, note, bond, mortgage, franchise, license, lease or other similar instrument or obligation, including all amendments, modifications and supplements thereto.

“CT” means the prevailing local time in Houston, Texas.

“Data Room” means the Merrill DataSite virtual data room at https://datasite.merrillcorp.com named “Bellini 2” established by Seller with respect to the Offered Interests, the JV Companies and the JV Assets and all of its contents.

“Deal Communications” has the meaning set forth in Section 12.18.

“Dollar” and “$” means the lawful currency of the United States of America.

“Due Diligence Materials” means (i) due diligence materials distributed in written or electronic form by or on behalf of any of the Sellers to Buyer or its Representatives or contained in the Data Room, (ii) all written answers to questions provided to Buyer or its Representatives, (iii) all information or materials discussed with or disclosed to Buyer or its Representatives in management presentations, question and answer sessions or other meetings or discussions among the Parties and their respective Representatives (including Buyer Group’s observations in any site visits), and (iv) any Environmental Report.

“Effective Time” means 12:00:01 a.m. CT on the Closing Date.

“Endymion LLC” has the meaning set forth in the Recitals.

“Endymion Pipeline System” has the meaning set forth in the Recitals.

“Environmental Laws” means all Laws, all judicial and administrative orders, decrees and determinations, and all contractual obligations concerning public health and safety, worker health and safety, or pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, threatened release, control or Remediation of any Hazardous Substances as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

“Environmental Losses” means all Losses which result from, relate to or arise out of any liabilities or investigatory, corrective, remedial obligations or Remediation under Environmental Laws.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Environmental Report” means any environmental assessment or report with respect to any of the JV Assets that has been received by or made available to Buyer on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“FERC” has the meaning set forth in Section 4.13.

“Financing” means the arrangement of any capital markets debt or equity financing, any bank debt or any other financing arrangement necessary or desirable to fund the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Purchase Agreement, including any necessary offering documents related thereto.

“Fundamental Representations” means (i) in the case of Sellers, the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.7, 4.1, 4.2(a)(i), 4.2(b)(i), and 4.2(c), and (ii) in the case of Buyer, the representations and warranties contained in Section 5.1, 5.2, 5.4(i) and 5.7.

“GAAP” means the generally accepted accounting principles in the United States of America in effect at any specified time.

“General Partner” means BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of Buyer.

“Governing Instruments” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership or certificate of formation and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.

“HAK” has the meaning set forth in Section 12.18.

“Hazardous Substances” means any (i) materials, substances, wastes, chemical substances or mixtures, solids, liquids, minerals or gas, in each case, whether naturally occurring or man-made, that are subject to regulation, investigation, control, or remediation under any Environmental Laws or that are listed, defined, designated, classified as, or otherwise determined to be hazardous, acutely hazardous, extremely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws, and (ii) pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, petroleum or any fraction thereof, natural gas, natural gas liquids, asbestos and asbestos-containing materials, polychlorinated biphenyls, radionuclides, chromium, lead, mercury or radioactive materials (including naturally occurring radioactive materials).

“Indebtedness” means, with respect to any Person, the aggregate amount (without duplication) of the following obligations: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, (e) all obligations of such Person under any performance bond or letter of credit, but only to the extent drawn or called prior to the applicable Closing Date, (f) all capital lease obligations under GAAP of such Person prior to the Closing Date, and (g) all guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Influence” means to use commercially reasonable efforts to cause the applicable JV Company to take or refrain from taking a particular action, including (i) notifying or requesting (if applicable) such JV Company to take or refrain from taking such action, and (ii) with respect to a covenant or agreement of such Party relating to such JV Company, that such Party will exercise any voting, consent, approval or waiver rights available to such Party in a manner consistent with the applicable covenant or agreement.

“Intellectual Property” means trademarks, service names, trade names, logos, patents, utility models, supplementary protection certificates, inventions, trade secrets, know-how, designs, design rights, copyrights, database rights, domain names, emails and URLs, all technical information, software to the extent any of the foregoing are represented, embedded or embodied within such software, and all other proprietary rights (whether or not the same are registered or capable of registration) anywhere in the world and all applications for, or for the protection of, any of the foregoing and all rights (including licenses) under or in the above.

“Interim Period” has the meaning set forth in Section 6.1(a).

“JV Assets” has the meaning set forth in the Recitals.

“JV Companies” has the meaning set forth in the Recitals.

“JV Governing Instruments” means the Phoenix LLC Governing Instruments, the URSA LLC Governing Instruments, the Mardi Gras LLC Governing Instruments and the Mardi Gras JV Governing Instruments.

“Knowledge” means (a) with respect to the applicable Seller and only as to the respective interest of such Seller in the Offered Interests, the actual knowledge, without investigation, of any of the individuals listed for such Seller on Schedule 1.1(a)(i)-(iii), and (b) with respect to Buyer, the actual knowledge, without investigation, of any of the individuals listed on Schedule 1.1(b).

“Laws” means any and all applicable laws, statutes, codes, constitutions, ordinances, decrees, writs, injunctions, orders, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lien” means any mortgage, pledge, lien, encumbrance, encroachment, servitude, burden, charge, other security interest, or defect or irregularity in title.

“Losses” means, whether arising in equity, under Law, contract, tort, voluntary settlement, or in any other manner, any and all claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, costs, liabilities (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, statutory, vicarious, joint, several or secondary liabilities), amounts paid in settlement, obligations, Taxes and Liens, including, in each case, costs and reasonable expenses contesting and defending such matters (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).

“Mardi Gras Governing Instruments” means the Mardi Gras LLC Agreement and the certificate of formation for Mardi Gras LLC.

“Mardi Gras JV Companies” has the meaning set forth in the Recitals.

“Mardi Gras JV Governing Instruments” means Caesar LLC’s Governing Instruments, Cleopatra LLC’s Governing Instruments, Endymion LLC’s Governing Instruments and Proteus LLC’s Governing Instruments.

“Mardi Gras JV Systems” has the meaning set forth in the Recitals.

“Mardi Gras LLC” has the meaning set forth in the Recitals.

“Mardi Gras LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Mardi Gras Transportation System Company LLC, dated effective as of October 30, 2017, by and among Buyer, as managing member, The Standard Oil Company and BPPL.

“Mardi Gras Purchase Price” has the meaning set forth in Section 2.2(c).

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to (a) the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the JV Companies, taken as a whole, as operated in the Ordinary Course of Business, or (b) Sellers’ ability to consummate the transactions contemplated by this Purchase Agreement; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect (except in the case of clauses (iii), (iv), (v) and (viii) below to the extent any associated adverse impact is disproportionately greater than the impact on similarly situated businesses in the local geographic region): (i) general economic conditions or changes therein; (ii) fluctuations in the financial, credit, banking, energy or securities markets in the United States or elsewhere (including any disruption thereof, any decline in the price of any security or any market index or changes in interest rates); (iii) conditions affecting any or all of the international (including offshore), national, regional or local natural gas, oil or petroleum products production, transportation, distribution, gathering, pipeline, refining, fractionation, terminaling or retail industries or systems; (iv) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel (and the prices thereof), used in the businesses of Sellers including their respective interests in the JV Companies, or the businesses of the JV Companies, including the JV Assets; (v) any changes in tax, securities, accounting or other Laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action or omission required by the terms of this Purchase Agreement or any Operative Document or attributable to the execution, performance or announcement of this Purchase Agreement or any Operative Document or the transactions contemplated hereby or thereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, other members of the JV Companies, employees (including departures thereof), labor unions or regulators); (vii) national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) earthquakes, hurricanes, floods or similar catastrophes, or weather or any weather related event, or any other act of God; or (ix) the public disclosure of this Purchase Agreement, the transactions contemplated hereunder or the identity or involvement by Buyer or any of its Affiliates therewith.

“Notice of Modification” has the meaning set forth in Section 6.1(c).

“Offered Interests” has the meaning set forth in the Recitals.

“Offered Mardi Gras Interests” has the meaning set forth in the Recitals.

“Offered Phoenix Interests” has the meaning set forth in the Recitals.

“Offered URSA Interests” has the meaning set forth in the Recitals.

“Omnibus Agreement” means that certain Omnibus Agreement, dated effective as of October 30, 2017, by and among BPPL, Buyer, the General Partner and, solely for purposes of Article 4 and 6 thereof, BP America Inc.

“Operative Document” means any document listed or referred to in Section 2.4 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party or one of its Affiliates.

“Ordinary Course of Business” means, with respect to the operation of the JV Assets, by the applicable selected operator thereof, in each case the operation thereof consistent in all material respects with Prudent Industry Practices during the twelve-month period ending on the Signing Date (including as such Prudent Industry Practices may have been changed, modified, supplemented or eliminated during such period); provided that, for purposes of this Purchase Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the Offered Interests, the Closing and any other transaction contemplated by this Purchase Agreement.

“Outside Date” means January 1, 2019.

“Partnership Parties” means the General Partner, Buyer and its Subsidiaries.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance, tariff or other authorization required under or issued pursuant to any applicable Law (excluding Environmental Laws), including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Permitted Encumbrances” shall mean any transfer or change of control restrictions (i) resulting from actions of any member of the Buyer Group after Closing, (ii) imposed on any of the Offered Interests by securities Laws, (iii) existing under any applicable JV Governing Instruments or arising under this Purchase Agreement, or (iv) that will be discharged at or prior to Closing.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the JV Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the JV Assets to which they pertain or any of the Sellers’ ability to perform their respective obligations hereunder with respect thereto; (d) Liens for current Taxes that are not yet due and payable or which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the JV Assets; and (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or Third Parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.

“Phoenix Current Balance Sheet” has the meaning set forth in Section 4.9(a)(ii).

“Phoenix Financial Statements” has the meaning set forth in Section 4.9(a)(ii).

“Phoenix Insurance Policies” has the meaning set forth in Section 4.10(a).

“Phoenix JV Governing Instruments” means the Phoenix LLC Agreement and the certificate of formation for Phoenix LLC.

“Phoenix LLC” has the meaning set forth in the Recitals.

“Phoenix LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of KM Phoenix Holdings LLC, dated effective as of February 1, 2016, by and between Kinder Morgan Operating L.P. “D” and BPNA, as amended on February 1, 2017.

“Phoenix Operating Agreement” means the Operating and Administration Agreement, dated effective as of February 1, 2016, by and between Kinder Morgan Liquids Terminals LLC and Phoenix LLC, as amended from time to time.

“Phoenix Permits” has the meaning set forth in Section 4.6(a)(i).

“Phoenix Purchase Price” has the meaning set forth in Section 2.2(a).

“Phoenix Terminals” has the meaning set forth in the Recitals.

“Proteus LLC” has the meaning set forth in the Recitals.

“Proteus Pipeline System” has the meaning set forth in the Recitals.

“Prudent Industry Practices” means any of those lawful practices, methods and acts generally engaged in or approved by participants in the natural gas, oil or petroleum products pipeline, gathering or terminaling industries that, in the exercise of reasonable judgment in light of the circumstances known at the time of implementation, could have been expected to accomplish the desired result at a commercially reasonable cost consistent with functionality, reliability, safety and expedition applicable to health, safety, security and environmental procedures. “Prudent Industry Practice” is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include acceptable practices, methods and acts generally engaged in or approved by the natural gas, oil or petroleum products pipeline industry participants (as applicable).

“Purchase Agreement” means this Interest Purchase Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.

“Purchase Price” means, collectively, (i) the Phoenix Purchase Price, (ii) the URSA Purchase Price and (iii) the Mardi Gras Purchase Price.

“Real Property Interests” means any parcels of land owned, directly or indirectly, in fee simple by any of the JV Companies, or any parcels of land subject to leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests in real property held, directly or indirectly, by any of the JV Companies.

“Remediation” means any investigation, sampling, monitoring, removal, remediation, corrective action, response action, mitigation, treatment, decontamination or cleanup of Hazardous Substances, pollution or contamination present or alleged to be present in the environment, soil, sediment, surface or subsurface waters, air or other environmental medium or in the indoor environment, and any costs related thereto.

“Representatives” means, with respect to Buyer and Seller, such Person’s and their Affiliates’ officers, directors, managers, employees, agents, consultants, legal and financial advisors and other representatives.

“Seller(s)” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 11.1(b).

“Seller Parties” means BP p.l.c. and its Subsidiaries, including each of the Sellers; provided, that, for purposes of this definition as used in this Purchase Agreement, the Seller Parties shall exclude the Partnership Parties.

“Signing Date” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other similar governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more intermediate other Persons that meet the requirements of any sub-paragraph (a), (b) or (c) of this definition with respect to such first-mentioned Person (each an “Intermediate Person”) or a combination thereof; (b) a partnership (whether general or limited) or limited liability company in which such Person or any other Intermediate Person is, at the date of determination, a general partner of such partnership or managing member or manager of such limited liability company, but only if such first-mentioned Person, directly or by one or more Intermediate Persons, or a combination thereof, controls such partnership or limited liability company on the date of determination; (c) any other Person in which such first-mentioned Person, one or more Intermediate Persons of such first-mentioned Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority equity ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other similar governing body of such other Person; and (d) any other Person in which such first-mentioned Person, or one or more Intermediate Persons of such first-mentioned Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other similar governing body of such other Person, provided that (A) such first-mentioned Person, one or more Intermediate Persons of such first-mentioned Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 10% ownership interest in such other Person, (B) such first-mentioned Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such first-mentioned Person has, directly or indirectly, material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) formed and maintained for the purpose of developing or owning one or more operating assets, and (ii) obligated under its constituent documents, or as a result of agreement of its owners on an ongoing basis, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Tax(es)” means (i) all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including all federal, state, county, local, municipal, or foreign corporate taxes, franchise taxes, income taxes, environmental taxes, excise taxes, customs, duties, utility taxes, property taxes, sales taxes, use taxes, value added taxes, transfer taxes, stamp taxes, documentary taxes, payroll taxes, social security taxes, alternative minimum taxes, recapture taxes, accumulated earnings taxes, windfall profits taxes, estimated taxes and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment or related to any Tax Return or tax filing, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement, and (ii) any amount owing in respect of clause (i) as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, as a transferee or successor, by contract or pursuant to Law.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, or other document filed or required to be filed with any Governmental Authority authorized or empowered to impose, administer or collect any Taxes.

“Termination Date” means the latest to occur of (a) the Outside Date and (b) such other date as the Parties may mutually agree to in writing.

“Third Party” means any Person other than Sellers or Buyer, and their respective Affiliates.

“Third Party Action” has the meaning set forth in Section 11.3(a).

“Transfer Taxes” has the meaning set forth in Section 7.3.

“URSA Current Balance Sheet” has the meaning set forth in Section 4.9(b)(ii).

“URSA Financial Statements” has the meaning set forth in Section 4.9(b)(ii).

“URSA Insurance Policies” has the meaning set forth in Section 4.10(b).

“URSA JV Governing Instruments” means the URSA LLC Agreement and the certificate of formation for Phoenix LLC.

“URSA LLC” has the meaning set forth in the Recitals.

“URSA LLC Agreement” means the Limited Liability Company Agreement of URSA Oil Pipeline Company LLC, dated February 26, 1999, by and among BP Offshore Pipelines Inc. (as predecessor in interest to BP Offshore), Equilion Pipeline Company LLC (as predecessor in interest to Shell Pipeline Company LP), Conoco Pipe Line Company (as predecessor in interest to ConocoPhillips Company), and Exxon Pipeline Company (as predecessor in interest to ExxonMobil Pipeline Company).

“URSA Operating Agreement” means the URSA Oil Pipeline System Operating Agreement, dated as of February 26, 1999, between URSA LLC and Equilon Pipeline Company LLC (as predecessor to Shell Pipeline Company LP), as amended from time to time.

“URSA Permits” has the meaning set forth in Section 4.6(b)(i).

“URSA Pipeline System” has the meaning set forth in the Recitals.

“URSA Purchase Price” has the meaning set forth in Section 2.2(b).

1.1(b) Other Definitional Provisions.

(i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

(ii) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(iii) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

(iv) Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.

(v) Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”

(vi) All references to Sections, Exhibits and Schedules or paragraphs or subdivisions thereof mean those numbered sections, paragraphs or subdivisions in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively, unless specific reference is made to such exhibits, articles, sections, paragraphs or subdivisions of another document or instrument.

(vii) The words “shall” and “will” are used interchangeably throughout this Purchase Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(viii) Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns.

(ix) The Exhibits attached to this Purchase Agreement shall be in the forms attached hereto, provided that immaterial typos in such forms may be corrected, any blanks in such forms may be filled in and any bracketed items in such forms may be completed.

ARTICLE 2

PURCHASE AND SALE OF THE OFFERED INTERESTS

2.1 Purchase and Sale of the Offered Interests. Subject to the terms and conditions of this Purchase Agreement and the other Operative Documents, at Closing, each Seller shall sell, transfer, convey, assign and deliver the following Offered Interests offered by it to Buyer, and Buyer shall purchase, acquire, accept, assume and receive such Offered Interests from such Seller, free and clear of all Liens, other than Permitted Encumbrances: (a) the Offered Phoenix Interests from BPNA, (b) the Offered URSA Interests from BP Offshore, and (c) the Offered Mardi Gras Interests from BPPL.

2.2 Purchase Price and Payment. In exchange for the Offered Interests, on the Closing Date, Buyer shall pay the following amounts of cash consideration in immediately available funds by wire transfer to the accounts designated by such Seller:

2.2(a) $81,000,000, plus (i) the amount of Capital Contributions made during the Interim Period by BPNA to Phoenix LLC in respect of the Offered Phoenix Interests, plus (ii) any amounts provided by BPNA to Phoenix LLC under the revolving member loan provided to Phoenix LLC by its members under the Phoenix LLC Agreement as of the Closing Date (the “Phoenix Purchase Price”), such aggregate amount to BPNA (or its designee) for the Offered Phoenix Interests;

2.2(b) $46,000,000, plus the amount of Capital Contributions made during the Interim Period by BP Offshore to URSA LLC in respect of the Offered URSA Interests (the “URSA Purchase Price”), such aggregate amount to BP Offshore (or its designee) for the Offered URSA Interests; and

2.2(c) $341,000,000, plus the amount of Capital Contributions made during the Interim Period by BPPL to Mardi Gras LLC in respect of the Offered Mardi Gras Interests (the “Mardi Gras Purchase Price”), such aggregate amount to BPPL (or its designee) for the Offered Mardi Gras Interests.

2.3 Closing. The consummation of the transactions contemplated by this Purchase Agreement (the “Closing”) shall be held on the day that Closing occurs (the “Closing Date”) at the offices of HAK, 600 Travis St., Suite 4200, Houston, Texas 77002, or such other place as the Parties may agree in writing, and once consummated, shall be deemed to have occurred as of the Effective Time. The Closing shall occur on the first Business Day of the calendar month after the Closing conditions set forth in Article 8 and Article 9 have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable or such other date as agreed to in writing by the Parties; provided that, no Party shall be entitled to rely for any purposes on any failure or non-fulfillment of the conditions to the obligations to consummate the

Closing set forth in Article 8 and Article 9 to the extent such failure or non-fulfillment is due to the actions or omissions of such Party. For the avoidance of doubt, upon the consummation of the Closing, title to, ownership of, control over and risk of loss of the Offered Interests shall transfer to Buyer as of the Effective Time.

2.4 Instruments of Conveyance, Transfer and Assumption. At the Closing, Sellers and Buyer shall deliver to one another duly executed copies of the following instruments:

2.4(a) An assignment, conveyance and assumption agreement, in the form attached hereto as Exhibit A-1, duly executed by BPNA and Buyer, whereby BPNA shall convey, transfer and assign to Buyer the Offered Phoenix Interests, subject to Permitted Encumbrances, and Buyer shall accept and assume the Offered Phoenix Interests and the related Assumed Liabilities;

2.4(b) An assignment, conveyance and assumption agreement, in the form attached hereto as Exhibit A-2, duly executed by BP Offshore and Buyer, whereby (i) BP Offshore shall convey, transfer and assign to Buyer the Offered URSA Interests, subject to Permitted Encumbrances, and (ii) Buyer shall accept and assume the Offered URSA Interests and the related Assumed Liabilities;

2.4(c) An assignment, conveyance and assumption agreement, in the form attached hereto as Exhibit A-3, duly executed by BPPL and Buyer, whereby BPPL shall convey, transfer and assign to Buyer the Offered Mardi Gras Interests, and Buyer shall accept and assume the Offered Mardi Gras Interests and the related Assumed Liabilities;

2.4(d) A joinder letter agreement, between BPNA and Buyer relating to the delivery requirements under the Phoenix LLC Agreement, substantially in the form attached hereto as Exhibit B-1.

2.4(e) A letter agreement, between BP Offshore and Buyer relating to the delivery requirements under the URSA LLC Agreement, substantially in the form attached hereto as Exhibit B-2.

2.4(f) A letter agreement, between BPPL and Buyer relating to the delivery requirements under the Mardi Gras LLC Agreement, substantially in the form attached hereto as Exhibit B-3.

2.4(g) A closing certificate from BPNA, in the form attached hereto as Exhibit C-1, dated as of the Closing Date, executed by a duly authorized person of BPNA, attesting as to the satisfaction of the respective conditions of BPNA set forth in Sections 8.1 and 8.2;

2.4(h) A closing certificate from BP Offshore, in the form attached hereto as Exhibit C-2, dated as of the Closing Date, executed by a duly authorized person of BP Offshore, attesting as to the satisfaction of the respective conditions of BP Offshore set forth in Sections 8.1 and 8.2;

2.4(i) A closing certificate from BPPL, in the form attached hereto as Exhibit C-3, dated as of the Closing Date, executed by a duly authorized person of BPPL, attesting as to the satisfaction of the respective conditions of BPPL set forth in Sections 8.1 and 8.2;

2.4(j) A properly executed statement from each Seller (or the appropriate parent Affiliate, if Seller is disregarded as an entity separate from its parent for federal income tax purposes on the Closing Date), dated as of a date within thirty (30) calendar days of the Closing Date, in a form reasonably acceptable to Buyer that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);

2.4(k) A closing certificate from Buyer, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, executed by a duly authorized person of Buyer, attesting as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2;

2.4(l) Approval by the General Partner of an updated BP Administrative Fee (as defined in the Omnibus Agreement) of $14,621,000 per year commencing from January 1, 2020 forward;

2.4(m) A properly executed IRS Form W-9 from each Seller, dated as of a recent date prior to the Closing Date; and

2.4(n) Such other instruments and agreements as the Parties may mutually agree are necessary or appropriate to consummate the transactions contemplated in this Purchase Agreement.

2.5 Offered Interest Distributions. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the applicable JV Governing Instruments, after the Closing, (i) any and all distributions payable in cash, equity securities or other property declared, set aside or paid by Phoenix LLC, URSA LLC or Mardi Gras LLC on the Offered Phoenix Interests, Offered URSA Interests or Offered Mardi Gras Interests (including from any of the Mardi Gras JV Companies), as the case may be, with respect to the period beginning on and after October 1, 2018 shall be prorated on a daily basis between such Seller and Buyer, with Buyer retaining the prorated portion of any such distributions beginning on Closing Date, and (ii) any and all distributions payable in cash, equity securities or other property declared, set aside or paid by Phoenix LLC, URSA LLC or Mardi Gras LLC on the Offered Phoenix Interests, Offered URSA Interests or Offered Mardi Gras Interests (including from any of the Mardi Gras JV Companies), as the case may be, with respect to the period prior to October 1, 2018 shall belong to the Sellers. Any (i) prorated portion of any such distributions for the period commencing on October 1, 2018 and up to, but excluding, the Closing Date, or (ii) distributions for any period commencing prior to October 1, 2018, that are received by Buyer shall be promptly remitted by Buyer to such Seller to the account designated by such Seller, and any such payment by Buyer to such Seller under this Section 2.5 shall be characterized as a retention by such Seller of the right to receive its share of the distributions from Phoenix LLC, URSA LLC or Mardi Gras LLC on the Offered Phoenix Interests, Offered URSA Interests or Offered Mardi Gras Interests (including from any of the Mardi Gras JV Companies), as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the disclaimers and other matters set forth in Articles 11 and 12 of this Purchase Agreement, and except as expressly set forth in the Schedules, each Seller, severally but not jointly, hereby represents and warrants, as applicable and only as to itself and its respective Offered Interests, to Buyer as follows:

3.1 Valid Organization.

3.1(a) BPNA is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed in States other than Maryland would not reasonably be expected to cause a Material Adverse Effect.

3.1(b) BP Offshore is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed in States other than Delaware would not reasonably be expected to cause a Material Adverse Effect.

3.1(c) BPPL is a corporation duly formed, validly existing and in good standing under the Laws of the Maine, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed in States other than Maine would not reasonably be expected to cause a Material Adverse Effect.

3.2 Authorization.

3.2(a) BPNA has all requisite corporate power and authority to enter into this Purchase Agreement, and all other Operative Documents required hereunder to be executed and delivered by BPNA, and to carry out the transactions contemplated for BPNA hereby and thereby. The execution and delivery by BPNA of this Purchase Agreement, and of all other Operative Documents required hereunder to be executed and delivered by BPNA, and the performance by BPNA of the transactions contemplated hereby and thereby, have been duly and validly authorized by such corporate action as is necessary on behalf of BPNA. This Purchase Agreement is, and each other Operative Document required to be executed and delivered by BPNA hereunder, when so executed and delivered by BPNA (assuming due authorization, execution and delivery by the other parties thereto), shall be, a valid and binding agreement of BPNA, enforceable against BPNA in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

3.2(b) BP Offshore has all requisite limited liability company power and authority to enter into this Purchase Agreement, and all other Operative Documents required hereunder to be executed and delivered by BP Offshore, and to carry out the transactions contemplated for BP Offshore hereby and thereby. The execution and delivery by BP Offshore of this Purchase Agreement, and of all other Operative Documents required hereunder to be executed and delivered by BP Offshore, and the performance by BP Offshore of the transactions contemplated hereby and thereby, have been duly and validly authorized by such limited liability company action as is necessary on behalf of BP Offshore. This Purchase Agreement is, and each other Operative Document required to be executed and delivered by BP Offshore hereunder, when so executed and delivered by BP Offshore (assuming due authorization, execution and delivery by the other parties thereto), shall be, a valid and binding agreement of BP Offshore, enforceable against BP Offshore in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

3.2(c) BPPL has all requisite corporate power and authority to enter into this Purchase Agreement, and all other Operative Documents required hereunder to be executed and delivered by BPPL, and to carry out the transactions contemplated for BPPL hereby and thereby. The execution and delivery by BPPL of this Purchase Agreement, and of all other Operative Documents required hereunder to be executed and delivered by BPPL, and the performance by BPPL of the transactions contemplated hereby and thereby, have been duly and validly authorized by such corporate action as is necessary on behalf of BPPL. This Purchase Agreement is, and each other Operative Document required to be executed and delivered by BPPL hereunder, when so executed and delivered by BPPL (assuming due authorization, execution and delivery by the other parties thereto), shall be, a valid and binding agreement of BPPL, enforceable against BPPL in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

3.3 Consents.

3.3(a) Except as set forth on Schedule 3.3(a), no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority or under any Contract or Law, is required to be made or obtained by BPNA in connection with the execution, delivery and performance by BPNA of this Purchase Agreement or the consummation of the transactions provided for by BPNA hereunder, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.3(b) Except as set forth on Schedule 3.3(b), no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority or under any Contract or Law, is required to be made or obtained by BP Offshore in connection with the execution, delivery and performance by BP Offshore of this Purchase Agreement or the consummation of the transactions provided for by BP Offshore hereunder, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.3(c) Except as set forth on Schedule 3.3(c), no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority or under any Contract or Law, is required to be made or obtained by BPPL in connection with the execution, delivery and performance by BPPL of this Purchase Agreement or the consummation of the transactions provided for by BPPL hereunder, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.4 No Violation.

3.4(a) None of (i) the execution and delivery of this Purchase Agreement by BPNA, (ii) the performance by BPNA of its obligations under this Purchase Agreement or (iii) the consummation of the transactions contemplated for BPNA by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3(a), (A) violate any provision of BPNA’s or the Phoenix LLC Governing Instruments; (B) result in the creation or imposition of any Lien upon the Offered Phoenix Interests under any material Contract or commitment; (C) violate any material Contract to which BPNA is a party or by which BPNA is bound, or, to the Knowledge of BPNA, violate any material Contract to which Phoenix LLC is a party or by which Phoenix LLC is bound; or (D) violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which BPNA is subject, or, to the Knowledge of BPNA, violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Phoenix LLC is subject; except where such violation of any provision in clauses (B), (C) or (D), would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.4(b) None of (i) the execution and delivery of this Purchase Agreement by BP Offshore, (ii) the performance by BP Offshore of its obligations under this Purchase Agreement or (iii) the consummation of the transactions contemplated for BP Offshore by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3(b), (A) violate any provision of BP Offshore’s Governing Instruments or the URSA LLC Governing Instruments; (B) except as set forth on Schedule 3.4(b), result in the creation or imposition of any Lien upon the Offered URSA Interests under any material Contract or commitment; (C) violate any material Contract to which BP Offshore is a party or by which BP Offshore is bound, or, to the Knowledge of BP Offshore, violate any material Contract to which URSA LLC is a party or by which URSA LLC is bound; or (D) violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which BP Offshore is subject, or, to the Knowledge of BP Offshore, violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which URSA LLC is subject; except where such violation of any provision in clauses (B), (C) or (D), would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.4(c) None of (i) the execution and delivery of this Purchase Agreement by BPPL, (ii) the performance by BPPL of its obligations under this Purchase Agreement or (iii) the consummation of the transactions contemplated for BPPL by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3(c), (A) violate any provision of BPPL’s Governing Instruments; (B) result in the creation or imposition of any Lien upon the Offered Mardi Gras Interests under any material Contract or commitment; (C) violate any material Contract to which BPPL is a party or by which BPPL is bound; or (D) violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which BPPL is subject; except where such violation of any provision in clauses (B), (C) or (D), would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.5 Title to the Offered Interests.

3.5(a) BPNA has good and valid title to the Offered Phoenix Interests free and clear of all Liens other than Permitted Encumbrances. The Offered Phoenix Interests have been duly authorized and validly issued and are fully paid (to the extent required under the Phoenix LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

3.5(b) BP Offshore has good and valid title to the Offered URSA Interests free and clear of all Liens other than Permitted Encumbrances. The Offered URSA Interests have been duly authorized and validly issued and are fully paid (to the extent required under the URSA LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

3.5(c) BPPL has good and valid title to the Offered Mardi Gras Interests free and clear of all Liens other than Permitted Encumbrances. The Offered Mardi Gras Interests have been duly authorized and validly issued and are fully paid (to the extent required under the Mardi Gras LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

3.6 Litigation.

3.6(a) Except as set forth on Schedule 3.6(a), there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of BPNA, threatened against BPNA with respect to BPNA’s ownership of or ability to transfer the Offered Phoenix Interests, by or before any arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6(b) Except as set forth on Schedule 3.6(b), there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of BP Offshore, threatened against BP Offshore with respect to BP Offshore’s ownership of or ability to transfer the Offered URSA Interests, by or before any arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6(c) Except as set forth on Schedule 3.6(c), there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of BPPL, threatened against BPPL with respect to BPPL’s ownership of or ability to transfer the Offered Mardi Gras Interests, by or before any arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 No Broker. None of the Sellers nor their respective Affiliates have retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer for any brokerage commission, finder’s fee or other similar payment.

3.8 Disclosure. None of the Sellers has, to its Knowledge, intentionally withheld disclosure from the Conflicts Committee or its advisors of any fact, the existence of which would, individually or in the aggregate, be reasonably expected to cause or have a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE JV COMPANIES

Subject to the disclaimers and other matters set forth in Articles 11 and 12 of this Purchase Agreement, and except as expressly set forth in the Schedules, each Seller, severally but not jointly, hereby represents and warrants, as applicable and only as to itself and its respective Offered Interests, to Buyer as follows:

4.1 Valid Organization as to the JV Companies.

4.1(a) To the Knowledge of BPNA, Phoenix LLC is as of the Signing Date, and will be as of the Closing Date, a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is as of the Signing Date, and will be as of the Closing Date, duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to operate its business as currently conducted, except where the failure to be so qualified or licensed in States other than Delaware would not reasonably be expected to cause a Material Adverse Effect.

4.1(b) To the Knowledge of BP Offshore, URSA LLC is as of the Signing Date, and will be as of the Closing Date, a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is as of the Signing Date, and will be as of the Closing Date, duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to operate its business as currently conducted, except where the failure to be so qualified or licensed in States other than Delaware would not reasonably be expected to cause a Material Adverse Effect.

4.2 Capitalization; Other Interests.

4.2(a)

(i) BPNA owns, beneficially and of record, the Offered Phoenix Interests.

(ii) To the Knowledge of BPNA, Schedule 4.2(a)(ii) contains a complete and accurate listing of the equity capitalization of Phoenix LLC.

(iii) To the Knowledge of BPNA, except as set forth on Schedule 4.2(a)(iii), Phoenix LLC is not a party to any written agreement for, and Phoenix LLC has not granted or issued, or agreed to grant or issue, to any Person any option or right for, the purchase, subscription, allotment or issue of any unissued interests, units or other securities of Phoenix LLC. To the Knowledge of BPNA, Phoenix LLC has no subsidiaries and does not own equity interests in any other Person.

4.2(b)

(i) BP Offshore owns, beneficially and of record, the Offered URSA Interests.

(ii) To the Knowledge of BP Offshore, Schedule 4.2(b)(ii) contains a complete and accurate listing of the equity capitalization of URSA LLC.

(iii) To the Knowledge of BP Offshore, except as set forth on Schedule 4.2(b)(iii), URSA LLC is not a party to any written agreement for, and URSA LLC has not granted or issued, or agreed to grant or issue, to any Person any option or right for, the purchase, subscription, allotment or issue of any unissued interests, units or other securities of URSA LLC. To the Knowledge of BP Offshore, URSA LLC has no subsidiaries and does not own equity interests in any other Person.

4.2(c) BPPL owns, beneficially and of record, the Offered Mardi Gras Interests.

4.3 Tax Matters. Notwithstanding any provision to the contrary in this Purchase Agreement, the representations and warranties contained in this Section 4.3, are the sole and exclusive representations and warranties of Sellers pertaining or relating to matters arising under or with respect to Taxes.

4.3(a) Except as set forth on Schedule 4.3(a), to the Knowledge of BPNA, (i) Phoenix LLC has filed in a timely manner all required Tax Returns, and has paid (except for amounts being diligently contested in good faith) all required Tax or similar assessments arising from or related to its businesses or assets; (ii) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Phoenix LLC or its businesses or assets; (iii) except with respect to extensions of time to file Tax Returns obtained in the ordinary course of business, there is not in force any outstanding agreement or waiver by or with respect to Phoenix LLC or its businesses or assets; (iv) Phoenix LLC is not a party to any Tax allocation or Tax sharing agreement that will be binding on Phoenix LLC after Closing; (v) Phoenix LLC has not made an election to change its default entity classification under Treasury Regulation Section 301.7701-3; and (vi) since its date of organization, Phoenix LLC has been classified as a partnership for U.S. federal income tax purposes and has in effect a valid election under Section 754 of the Code.

4.3(b) Except as set forth on Schedule 4.3(b), to the Knowledge of BP Offshore, (i) URSA LLC has filed in a timely manner all required Tax Returns, and has paid (except for amounts being diligently contested in good faith) all required Tax or similar assessments arising from or related to its businesses or assets; (ii) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to URSA LLC or its businesses or assets; (iii) except with respect to extensions of time to file Tax Returns obtained in the ordinary course of business, there is not in force any outstanding agreement or waiver by or with respect to URSA LLC or its businesses or assets; (iv) URSA LLC is not a party to any Tax allocation or Tax sharing agreement that will be binding on URSA LLC after Closing; (v) URSA LLC has not made an election to change its default entity classification under Treasury Regulation Section 301.7701-3; and (vi) since its date of organization, URSA LLC has been classified as a partnership for U.S. federal income Tax purposes and has in effect a valid election under Section 754 of the Code.

4.4 Litigation relating to JV Companies

4.4(a) To the Knowledge of BPNA, except as set forth on Schedule 4.4(a), there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending, or, threatened in writing, against Phoenix LLC before any arbitrator or Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

4.4(b) To the Knowledge of BP Offshore, except as set forth on Schedule 4.4(b), there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending, or, threatened in writing, against URSA LLC before any arbitrator or Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

4.5 Environmental Matters. Except to the extent that the representations in Sections 3.3 and 3.4 may indirectly relate to environmental matters, the representations and warranties contained in this Section 4.5, are the sole and exclusive representations and warranties of Sellers pertaining or relating to matters arising under or with respect to applicable Environmental Laws.

4.5(a) To the Knowledge of BPNA, except as set forth on Schedule 4.5(a), or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i) Phoenix LLC, the Phoenix Terminals and Phoenix LLC’s operations and businesses are in compliance with all Environmental Laws, which compliance includes the due attainment, filing, possession and maintenance of, and compliance with, all material Environmental Permits;

(ii) no circumstances exist with respect to Phoenix LLC, the Phoenix Terminals and Phoenix LLC’s operations and businesses that give rise to an obligation or liability by Phoenix LLC or its operators related to the investigation, remediation or other action necessary to address the presence, on-site or off-site, of Hazardous Substances under any applicable Environmental Laws;

(iii) Phoenix LLC has not received any written communication from a Governmental Authority that remains unresolved alleging that it may be in violation of any Environmental Law or any material Environmental Permit;

(iv) none of Phoenix LLC, the Phoenix Terminals or Phoenix LLC’s operations or businesses are subject to any pending or threatened in writing, claim, action, suit, investigation, inquiry, proceeding, order, decree or settlement under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); and

(v) since February 1, 2016, there has been no release of any Hazardous Substances into the environment by Phoenix LLC, the Phoenix Terminals or Phoenix LLC’s operations or business, or by a Third Party, except in compliance with applicable Environmental Law.

4.5(b) To the Knowledge of BP Offshore, except as set forth on Schedule 4.5(b), or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i) URSA LLC, the URSA Pipeline System and URSA LLC’s operations and businesses are in compliance with all Environmental Laws, which compliance includes the due attainment, filing, possession and maintenance of, and compliance with, all material Environmental Permits;

(ii) no circumstances exist with respect to URSA LLC, the URSA Pipeline System and URSA LLC’s operations and businesses that give rise to an obligation or liability by URSA LLC or its operators related to the investigation, remediation or other action necessary to address the presence, on-site or off-site, of Hazardous Substances under any applicable Environmental Laws;

(iii) URSA LLC has not received any written communication from a Governmental Authority that remains unresolved alleging that it may be in violation of any Environmental Law or any material Environmental Permit;

(iv) none of URSA LLC, the URSA Pipeline System or URSA LLC’s operations or businesses are subject to any pending or threatened in writing, claim, action, suit, investigation, inquiry, proceeding, order, decree or settlement under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); and

(v) since January 1, 2015, there has been no release of any Hazardous Substances into the environment by URSA LLC, the URSA Pipeline System or URSA LLC’s operations or business, or by a Third Party, except in compliance with applicable Environmental Law.

4.6 Permits.

4.6(a) To the Knowledge of BPNA, except as set forth on Schedule 4.6(a),

(i) Phoenix LLC has all Permits that are necessary for the conduct of its business as now being conducted (collectively, “Phoenix Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect;

(ii) All Phoenix Permits are validly held by Phoenix LLC or its operator and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect;

(iii) Phoenix LLC has complied with all terms and conditions of the Phoenix Permits, except as would not reasonably be expected to have a Material Adverse Effect;

(iv) There is no outstanding written notice nor any other notice of revocation, cancellation or termination of any Phoenix Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(v) No proceeding is pending or threatened in writing with respect to any alleged failure by Phoenix LLC to have any material Phoenix Permit necessary for the operation of any of the Phoenix Terminals or the conduct of Phoenix LLC’s businesses.

4.6(b) To the Knowledge of BP Offshore, except as set forth on Schedule 4.6(b),

(i) URSA LLC has all Permits that are necessary for the conduct of its business as now being conducted (collectively, “URSA Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect;

(ii) All URSA Permits are validly held by URSA LLC or its operator and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect;

(iii) URSA LLC has complied with all terms and conditions of the URSA Permits, except as would not reasonably be expected to have a Material Adverse Effect;

(iv) There is no outstanding written notice nor any other notice of revocation, cancellation or termination of any URSA Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(v) No proceeding is pending or threatened in writing with respect to any alleged failure by URSA LLC to have any material URSA Permit necessary for the operation of the URSA Pipeline System or the conduct of URSA LLC’s business.

4.7 Compliance with Laws. None of the representations and warranties in Section 4.7 shall be deemed to relate to environmental matters, including Environmental Laws (which are governed by Section 4.5), employment or employee benefits matters (which are governed by Section 4.8), Tax matters (which are governed by Section 4.3) or Permit matters (which are governed by Section 4.6).

4.7(a) Except as set forth on Schedule 4.7(a), to the Knowledge of BPNA, Phoenix LLC is in compliance in all material respects with all applicable Laws with respect to the ownership and operation of the Phoenix Terminals, except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

4.7(b) Except as set forth on Schedule 4.7(b), to the Knowledge of BP Offshore, URSA LLC is in compliance in all material respects with all applicable Laws with respect to the ownership and operation of the URSA Pipeline System, except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

4.8 Employee Matters.

4.8(a) To the Knowledge of BPNA, Phoenix LLC does not have, and has not had, any employees. Except with respect to financial obligations owed by Phoenix LLC to its operator under the Phoenix Operating Agreement, Phoenix LLC does not maintain or contribute to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

4.8(b) To the Knowledge of BP Offshore, URSA LLC does not have, and has not had, any employees. Except with respect to financial obligations owed by URSA LLC to its operator under the URSA Operating Agreement, URSA LLC does not maintain or contribute to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

4.9 Financial Matters.

4.9(a) To the Knowledge of BPNA:

(i) Except as set forth on Schedule 4.9(a)(i), Phoenix LLC does not have any outstanding Indebtedness.

(ii) Schedule 4.9(a)(ii) sets forth (A) consolidated audited balance sheets as of December 31 in each of the years 2017 and 2016, and statements of income, statements of cash flows and statements of members’ equity of Phoenix LLC, in each case, for the years ended December 31, 2017 and December 31, 2016, and (B) a consolidated unaudited balance sheet as of June 30, 2018 (the “Phoenix Current Balance Sheet”), and consolidated unaudited statements of income, statements of cash flows and statements of members’ equity, in each case, for the six months ended June 30, 2018, of Phoenix LLC (collectively, the “Phoenix Financial Statements”). Except as set forth in the Phoenix Financial Statements or as disclosed in Schedule 4.9(a)(ii), the Phoenix Financial Statements (x) were derived from the books and records of Phoenix LLC, (y) have been prepared in accordance with GAAP, consistently applied in accordance with past practice (except that the unaudited financial statements referenced in Section 4.9(a)(ii)(B) are subject to normal year-end adjustments), and (z) present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of Phoenix LLC, as of the date thereof and for the periods then ended.

4.9(b) To the Knowledge of BP Offshore:

(i) Except as set forth on Schedule 4.9(b)(i), URSA LLC does not have any outstanding Indebtedness.

(ii) Schedule 4.9(b)(ii) sets forth (A) consolidated audited balance sheets as of December 31 in each of the years 2017 and 2016, and statements of income, statements of members’ capital and statements of cash flows of URSA LLC, in each case, for the years ended December 31, 2017 and December 31, 2016, and (B) a consolidated unaudited balance sheet as of June 30, 2018 (the “URSA Current Balance Sheet”), and consolidated unaudited income statement, statement of changes in members’ capital and statement of cash flows, in each case, for the six months ended June 30, 2018, of URSA LLC (collectively, the “URSA Financial Statements”). Except as set forth in the URSA Financial Statements or as disclosed in Schedule 4.9(b)(ii), the URSA Financial Statements (x) were derived from the books and records of URSA LLC, (y) have been prepared in accordance with GAAP, consistently applied in accordance with past practice (except that the unaudited financial statements referenced in Section 4.9(b)(ii)(B) have been prepared without footnotes and are subject to normal year-end adjustments), and (z) present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of URSA LLC, as of the date thereof and for the periods then ended.

4.10 Insurance.

4.10(a) To the Knowledge of BPNA, except as set forth on Schedule 4.10(a), (i) all material written insurance policies held by or for the benefit of Phoenix LLC (and the businesses conducted thereby) (collectively, the “Phoenix Insurance Policies”) are in full force and effect, (ii) all premiums due and payable on the Phoenix Insurance Policies have been paid, (iii) the terms and conditions of the Phoenix Insurance Policies have been complied with in all material respects by Phoenix LLC or its operator, and (iv) no written notice of cancellation or termination has been received by Phoenix LLC or its operator with respect to any Phoenix Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.10(b) To the Knowledge of BP Offshore, except as set forth on Schedule 4.10(b), (i) all material written insurance policies held by or for the benefit of URSA LLC (and the businesses conducted thereby) (collectively, the “URSA Insurance Policies”) are in full force and effect, (ii) all premiums due and payable on the URSA Insurance Policies have been paid, (iii) the terms and conditions of the URSA Insurance Policies have been complied with in all material respects by URSA LLC or its operator, and (iv) no written notice of cancellation or termination has been received by URSA LLC or its operator with respect to any URSA Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.11 Title to Properties.

4.11(a) To the Knowledge of BPNA, except as disclosed on Schedule 4.11(a), Phoenix LLC has (i) fee simple title to the owned real property used or held for use by Phoenix LLC for the conduct of its businesses in the Ordinary Course of Business, free and clear of any Liens (other than Permitted Liens) and (ii) a valid leasehold interest in each of the leased properties used or held for use by Phoenix LLC for the conduct of its businesses in the Ordinary Course of Business, free and clear of any Liens (other than Permitted Liens).

4.11(b) To the Knowledge of BP Offshore, URSA LLC has valid interest in each of the rights-of-ways used or held for use by URSA LLC for the conduct of its businesses in the Ordinary Course of Business, free and clear of any Liens (other than Permitted Liens).

4.12 No Adverse Changes.

4.12(a) To the Knowledge of BPNA, except as disclosed on Schedule 4.12(a), (i) there has not been a Material Adverse Effect and (ii) there has not been any damage, destruction or loss to any material portion of the Phoenix Terminals since the Phoenix Current Balance Sheet Date, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

4.12(b) To the Knowledge of BP Offshore, except as disclosed on Schedule 4.12(b), (i) there has not been a Material Adverse Effect and (ii) there has not been any damage, destruction or loss to any material portion of the URSA Pipeline System since the URSA Current Balance Sheet Date, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

4.13 Regulatory Matters. To the Knowledge of BP Offshore, URSA LLC is not subject to rate regulation by the Federal Energy Regulatory Commission (the “FERC”). No approval or consent by any state public utility commission (or equivalent federal or state regulatory authority) or the U.S. Bureau of Ocean Energy Management is required in connection with the execution and delivery of this Purchase Agreement or the consummation of the transactions contemplated hereby, except to the extent that any failure to obtain such approval, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.14 Management Projections and Budget.

4.14(a) The projections and budgets regarding Phoenix LLC and its assets identified on Schedule 4.14(a), which were provided to the Conflicts Committee and its financial advisor as part of its review in connection with this Purchase Agreement, were prepared based upon assumptions that BPNA’s management believes to be reasonable as of the date hereof and are consistent with the reasonable expectations of BPNA’s management as of the date hereof, in each case with respect to Phoenix LLC and its assets, taken as a whole.

4.14(b) The projections and budgets regarding URSA LLC and its assets identified on Schedule 4.14(b), which were provided to the Conflicts Committee and its financial advisor as part of its review in connection with this Purchase Agreement, were prepared based upon assumptions that BP Offshore’s management believes to be reasonable as of the date hereof and are consistent with the reasonable expectations of BP Offshore’s management as of the date hereof, in each case with respect to URSA LLC and its assets, taken as a whole.

4.14(c) The projections and budgets regarding Mardi Gras LLC and the Mardi Gras JV Companies and their respective assets identified on Schedule 4.14(c), which were provided to the Conflicts Committee and its financial advisor as part of its review in connection with this Purchase Agreement, were prepared based upon assumptions that BPPL’s management believes to be reasonable as of the date hereof and are consistent with the reasonable expectations of BPPL’s management as of the date hereof, in each case with respect to Mardi Gras LLC and the Mardi Gras JV Companies and their respective assets, taken as a whole.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as expressly set forth in the Schedules, Buyer hereby represents and warrants to each Seller as follows:

5.1 Valid Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing Date, Buyer will be duly qualified or licensed to do business in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.

5.2 Authorization. Buyer has all requisite limited partnership power and authority to enter into this Purchase Agreement, and all other documents required hereunder to be executed and delivered by Buyer, to carry out the transactions contemplated hereby and thereby and to acquire and own the Offered Interests. The execution and delivery by Buyer of this Purchase Agreement, and of all other Operative Documents required hereunder to be executed and delivered by Buyer, and the performance by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by such partnership action as is necessary on behalf of Buyer. This Purchase Agreement is, and each other Operative Document required to be executed and delivered by Buyer hereunder, when so executed and delivered by Buyer (assuming due authorization, execution and delivery by the other parties thereto), shall be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

5.3 Consents. Except as set forth on Schedule 5.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority or under any Contract or Law, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Purchase Agreement or the consummation of the transactions provided for by Buyer hereunder, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to have a material and adverse impact on the ability of Buyer to perform its obligations under this Purchase Agreement or to consummate the transactions contemplated hereby.

5.4 No Violation. None of (a) the execution and delivery by Buyer of this Purchase Agreement, (b) the performance by Buyer of its obligations under this Purchase Agreement, or (c) the consummation of the transactions contemplated for Buyer by this Purchase Agreement will: (i) violate any provision of the Buyer Governing Instruments; (ii) to the Knowledge of Buyer, result in the creation or imposition of any Lien upon the Offered Interests under any material Contract or commitment; (iii) violate any material Contract to which Buyer is a party or by which Buyer is bound; or (iv) violate any statute or Law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Buyer is subject; except where such violation of any provision in clauses (ii), (iii) and (iv), would not reasonably be expected, individually or in the aggregate, to have a material and adverse impact on the ability of Buyer to perform its obligations under this Purchase Agreement or to consummate the transactions contemplated hereby.

5.5 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates with respect to any of the Offered Interests, by or before any arbitrator or Governmental Authority, that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Purchase Agreement or to consummate the transactions contemplated hereby.

5.6 Acquisition as Investment; Buyer’s Experience. Buyer is acquiring the Offered Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute (including as such term or words of similar import are used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “1933 Act”)) the same to any other Person. Buyer has made, independently and without reliance on Seller, its own analysis of the JV Companies and the JV Assets for the purpose of acquiring the Offered Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer (i) has the knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions described in this Purchase Agreement, (ii) is not in a significantly disparate bargaining position in relation to the Sellers and (iii) is able to bear the economic risk of the acquisition of the Offered Interests pursuant to the terms of this Purchase Agreement, including a complete loss of Buyer’s investment in the Offered Interests. Buyer understands that (i) the Offered Interests are not registered under the 1933 Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of the Offered Interests contemplated by this Purchase Agreement are exempt from registration thereunder and Sellers’ reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer understands that none of the

Offered Interests may be transferred, except as permitted under the 1933 Act and applicable state securities Laws pursuant to registration or an applicable exemption thereunder. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act. For purposes of state “blue sky” Laws, Buyer represents and warrants that the principal executive officers of Buyer are located in the State of Texas and that the decision by Buyer to acquire the Offered Interests shall be deemed to occur solely in the State of Texas.

5.7 No Broker. Buyer and its Affiliates have not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against the Seller Parties or any member thereof for any brokerage commission, finder’s fee or other similar payment.

ARTICLE 6

OBLIGATIONS OF THE PARTIES

6.1 Covenants of Sellers. Each Seller, severally but not jointly, hereby covenants and agrees, as applicable and only as to its respective Offered Interests, with Buyer that:

6.1(a) Pre-Closing Access and Information. Subject to the provisions of that certain Confidentiality Agreement by and among each of the Sellers, Mardi Gras LLC and Buyer, dated July 20, 2018 (the “Confidentiality Agreement”), and upon reasonable notice, each Seller shall use commercially reasonable efforts to provide to Buyer, or cause to be provided to Buyer, reasonable electronic access throughout the period between the Signing Date and the Effective Time (the “Interim Period”) to the Books and Records that may reasonably be requested by Buyer; provided that no Seller shall be required to disclose any Books and Records to Buyer if such disclosure would, in Seller’s sole discretion, include any (i) data or information that are subject to any Seller Party’s data privacy policies, (ii) data or information subject to legal privilege (including attorney-client), obligations owed to the other members of the JV Companies pursuant to any JV Governing Instruments or obligations of confidentiality owed to Third Parties or (iii) data or information that would contravene any Laws or any JV Governing Instruments.

6.1(b) Conduct of Business. During the Interim Period, except for the expenditures set forth on the Specified Projects Schedule or otherwise contemplated by this Purchase Agreement, any JV Governing Instruments or in connection with necessary repairs due to a breakdown or casualty of any of the JV Assets, or other reasonable actions taken in response to a business emergency or other unforeseen operational matter (including as deemed necessary by any of the Sellers, in such Seller’s sole discretion, to prevent or mitigate an imminent threat or danger to life or property), (i) BPNA shall Influence Phoenix LLC to operate the Phoenix Terminals in the Ordinary Course of Business and not to acquire, commence or conduct any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement and (ii) BP Offshore shall Influence URSA LLC to operate the URSA Pipeline System in the Ordinary Course of Business and not to acquire, commence or conduct any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement.

6.1(c) Schedules. From the Signing Date through and including the Closing Date, each Seller shall have the right, but not the obligation, to disclose to Buyer additions or changes to the Schedules to this Purchase Agreement that qualify such Seller’s representations and warranties contained in Article 3 or Article 4 (as applicable) to reflect facts, circumstances, events or developments occurring since the Signing Date (each such notice, a “Notice of Modification”). Any such updated disclosure in a Notice of Modification given by any Seller pursuant to this Section 6.1(c) shall not be deemed to cure any breach of any of Sellers’ representations or warranties contained in this Purchase Agreement, including for purposes of fulfilment of the condition set forth in Section 8.1(a); provided, however, that, notwithstanding anything to the contrary in the foregoing, if Closing occurs following delivery of any Notice of Modification, such Notice of Modification shall be deemed to have amended the Schedules, and therefore to have qualified the representations and warranties contained in Article 3 or Article 4 (as applicable), with respect to all facts, circumstances, events or developments set forth therein that occurred since the Signing Date, and to have thereby corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder as of the date such Notice of Modification was given by reason of any fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Sections 8.1 and 11.1(a), and Buyer shall be deemed to have irrevocably waived its right to indemnification under Section 11.1(a)(i) with respect to such facts, circumstances, events and developments set forth therein.

6.1(d) Financial Statements. During the Interim Period, BPNA and BP Offshore shall Influence Phoenix LLC and URSA LLC, respectively, to cause their respective accountants, auditors and employees, to discuss, cooperate and provide information reasonably requested by Buyer or its Representatives, in order for Buyer to prepare audited and unaudited historical financial statements with respect to the corresponding Offered Interests, the corresponding JV Companies and the corresponding JV Assets and pro forma financial statements of Buyer, in each case that meet the requirements of Regulation S-X promulgated under the 1933 Act and within the timeframe specified for the Partnership to file such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. During the Interim Period, BPNA and BP Offshore shall Influence Phoenix LLC and URSA LLC, respectively, to cause their respective accountants, auditors and employees to reasonably cooperate with Buyer with regards to responding to any comments from the Securities and Exchange Commission on such financial statements. Buyer shall be responsible for and shall pay for or reimburse BPNA and BP Offshore (and Phoenix LLC and URSA LLC, as applicable) for all costs and expenses incurred by such Seller (and Phoenix LLC and URSA LLC, as applicable) in connection with the preparation of any such financial statements contemplated by this Section 6.1(d) or responding to comments from the Securities and Exchange Commission relating thereto (including reasonable accountants’ and auditors’ fees). For the avoidance of doubt, notwithstanding anything contrary in this Section 6.1(d), no Seller shall be required to disclose any information if such disclosure would, in such Seller’s sole discretion, include any (i)

data or information that are subject to any of the Seller Party’s data privacy policies, (ii) data or information subject to legal privilege (including attorney-client), obligations owed to the other members of the JV Companies pursuant to any JV Governing Instruments or obligations of confidentiality owed to Third Parties or (iii) data or information that would contravene any Laws or any JV Governing Instruments.

6.1(e) Financial Cooperation. During the Interim Period, BPNA and BP Offshore shall use their respective commercially reasonable efforts, and shall Influence Phoenix LLC and URSA LLC, respectively, to cause their respective representatives (including auditors) to provide all customary cooperation as reasonably requested by Buyer to assist Buyer in the arrangement of the Financing, if any, including any necessary offering documents related thereto; provided, that, for the avoidance of doubt, neither BPNA nor BP Offshore shall be required to disclose any information if such disclosure would, in such Seller’s sole discretion, include any (i) data or information that are subject to any Seller Party’s data privacy policies, (ii) data or information subject to legal privilege (including attorney-client), obligations owed to the other members of the JV Companies pursuant to any JV Governing Instruments or obligations of confidentiality owed to Third Parties or (iii) data or information that would contravene any Laws or any JV Governing Instruments. Buyer shall be responsible for and shall pay for or reimburse BPNA and BP Offshore (and Phoenix LLC and URSA LLC, as applicable) for all costs and expenses incurred by such Seller (and Phoenix LLC and URSA LLC, as applicable) in connection with causing their respective Representatives (including auditors) to provide such customary cooperation to assist Buyer in the arrangement of the Financing (including reasonable auditors’ fees), including any necessary offering documents related thereto contemplated by this Section 6.1(e).

6.2 Covenants of Buyer. Buyer hereby covenants and agrees with each Seller that:

6.2(a) Records. Buyer shall not destroy or dispose (or Influence or cause any of the JV Companies to destroy or dispose) of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to the Seller Parties such books, records and accounts which Buyer or any of the JV Companies may intend to destroy or dispose of.

6.2(b) Responsibilities as of the Closing. Upon the effectiveness of the Closing, Buyer shall assume all responsibilities and obligations attributable in any way as the owner of record of the Offered Interests, including any responsibilities and obligations attributable with respect to each of the JV Assets as a result of being an owner of such Offered Interests, including those arising under any JV Governing Instruments.

6.2(c) Conduct of Business. During the Interim Period, except for expenditures set forth on the Mardi Gras Specified Projects Schedule or otherwise contemplated by this Purchase Agreement and the JV Governing Instruments or in connection with necessary repairs due to a breakdown or casualty loss of any of the Mardi Gras JV Systems, or other reasonable actions taken in response to a business emergency or other unforeseen operational matter (including as deemed necessary by Buyer, in Buyer’s sole discretion, to prevent or mitigate an imminent threat or danger to life or property), Buyer shall Influence each of the Mardi Gras JV Companies to operate the Mardi Gras JV Systems in the Ordinary Course of Business.

6.3 Mutual Covenants. Each Seller, severally but not jointly, hereby covenants and agrees, as applicable and only as to its respective interests in the Offered Interests, with Buyer and Buyer hereby covenants and agrees with each Seller that:

6.3(a) Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Parties may reasonably request in order to carry out the intent of this Purchase Agreement.

6.3(b) Consents. Each Party shall (and shall cause its Affiliates to) use its respective commercially reasonable efforts to cause the transactions contemplated by this Purchase Agreement to be consummated, including to cause the Closing conditions set forth in Article 8 and Article 9 to be satisfied (except for conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at the Closing), and, if possible to be consummated, as of October 1, 2018, and, without limiting the generality of the foregoing, to (i) make all filings with and give all notices to, Governmental Authorities and other Third Parties that may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement, including under the JV Governing Instruments, and (ii) promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all orders and authorizations of any Governmental Authority and other Third Parties required to be obtained or made by it for the consummation of the transactions contemplated by this Purchase Agreement, including under the JV Governing Instruments. Each of the Parties shall reasonably cooperate with and promptly furnish information to the other Parties reasonably necessary in connection with any requirements imposed upon such other Parties by any Governmental Authority in connection with the consummation of the transactions contemplated by this Purchase Agreement.

6.3(c) Litigation Assistance. After the Closing Date and until the seventh (7th) anniversary thereof, each Party shall use its respective commercially reasonable efforts to provide, as promptly as possible, such assistance as the other Parties may from time to time reasonably request relating to the JV Companies and/or JV Assets, including access to the Books and Records in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the Offered Interests or the Assumed Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or reasonable control of such assisting Party; provided, further, that notwithstanding anything to the contrary in this Section 6.3(c), no Party shall be obligated to disclose to the other Party data and information if such disclosure would disclose data and information (i) subject to legal privilege (including attorney-client), obligations owed to the other members of the JV Companies pursuant to any JV Governing Instruments or obligations of confidentiality owed to Third Parties or (ii) that would contravene any Laws or any JV Governing Instruments. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party. Notwithstanding anything in the foregoing to the contrary, in the event that any litigation (by Third party or Governmental Authority) or other administrative or judicial action or order is commenced, threatened or foreseeable challenging the transactions contemplated by this Purchase Agreement, each Party shall reasonably cooperate with the other and use their respective commercially reasonable efforts to respond to any such action or order.

6.3(d) Insurance Recovery. After the Closing Date and until the third (3rd) anniversary thereof, with respect to any casualty or other loss or liability suffered within three (3) years prior to Closing by any JV Company that is reasonably expected to be successfully recovered from any Third Party insurance company whose coverage of such loss was not reinsured by an Affiliate captive insurer or similar reinsurance arrangement of Seller or its Affiliates, upon the written request of the Buyer delivered to any Seller from time to time during such three year period after Closing, such Seller shall (and shall cause its Affiliates, as applicable, to) reasonably cooperate with Buyer, at Buyer’s sole risk, to enable such Seller (for the account of Buyer) to attempt to collect any amounts available under such Third Party insurance coverage with respect to such loss or liability; provided, that Buyer shall be responsible for and shall pay for or reimburse each Seller (or its Affiliates, as applicable) for all costs and expenses incurred by such Seller (or its Affiliates, as applicable) in connection with such Seller’s or its Affiliates’ cooperation as described in this Section 6.3(d). If, after Closing, any Seller or any of its Affiliates, as applicable, receives any amounts with respect to the Offered Interests under applicable insurance policies related to the period prior to Closing, such Seller shall promptly pay such received amounts to Buyer, net of any costs and expenses incurred by such Seller (or its Affiliates, as applicable) in collecting such amounts. For the avoidance of doubt, the Sellers’ obligations under this Section 6.3(d) shall be in addition to the indemnification obligations of the Sellers under this Purchase Agreement; provided, that this last sentence of Section 6.3(d) shall not be deemed to alter any applicable reduction in indemnification obligations described in Section 11.2(e).

ARTICLE 7

TAX MATTERS

7.1 Liabilities for Income Taxes.

7.1(a) Each Seller shall be severally, and not jointly, liable for, and shall indemnify, defend and hold harmless Buyer from any unpaid income taxes (including related penalties and interest) imposed on or incurred by or with respect to their respective interests in the Offered Interests or the JV Assets, attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.

7.1(b) Buyer shall be liable for any income taxes (including related penalties and interest) imposed on or incurred by or with respect to the Offered Interests or the JV Assets attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.

7.1(c) Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by or with respect to the Offered Interests or the JV Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date and the allocation is not otherwise prescribed by applicable Law or agreement in effect as of the date hereof, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Tax period.

7.1(d) If Buyer receives a refund of any income taxes (including related penalties and interest) that any Seller is responsible for hereunder, or if any Seller receives a refund of any income taxes (including related penalties and interest) that Buyer is responsible for hereunder, the Party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the Party which has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

7.1(e) For federal income Tax purposes, the Parties agree to report any payments with respect to this Section 7.1, Section 11.1(a) and Section 11.1(b) as an adjustment to the Purchase Price.

7.2 Cooperation. The Parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Purchase Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

7.3 Transfer Taxes. If and to the extent that any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Purchase Agreement, including in connection with any Real Property Interests (the “Transfer Taxes”), any such Transfer Tax shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by such Seller. Such Party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by applicable Law, each of the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.

7.4 Allocations of Consideration. The Parties will use their respective commercially reasonable efforts to agree upon an allocation of the Purchase Price to the Offered Interests and further among the JV Assets for U.S. federal income Tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.

7.5 Conflict. In the event of a conflict between the provisions of this Article 7 and any other provisions of this Purchase Agreement, the provisions of this Article 7 shall control.

ARTICLE 8

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions:

8.1 Representations and Warranties True. (a) The representations and warranties of each of Sellers contained in this Purchase Agreement that are qualified by the words “material,” “Material Adverse Effect,” or similar qualifications set forth therein (other than Seller’s Fundamental Representations) shall be true and accurate in all respects, (b) the representations and warranties of each of Sellers contained in this Purchase Agreement that are not so qualified (other than Sellers’ Fundamental Representations) shall be true and accurate in all material respects, and (c) Sellers’ Fundamental Representations shall be true and accurate in all respects, in each case as of the Signing Date and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (i) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (ii) changes permitted or contemplated by this Purchase Agreement.

8.2 Performance. Sellers shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

8.3 Litigation. No action or order shall have been issued by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Sellers or Buyer restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereby.

8.4 Governmental Filings. All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Purchase Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

8.5 Third Party Consents. All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Purchase Agreement shall have been made and obtained.

8.6 No Material Adverse Effect. Between the date of this Purchase Agreement and the Closing Date, there shall not have occurred a Material Adverse Effect.

8.7 Closing Deliverables. Sellers shall have delivered to Buyer the executed documents as provided in Section 2.4, to the extent such Seller is an applicable party thereto, in the forms attached as Exhibits hereto.

ARTICLE 9

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of each of Sellers under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Sellers, of each of the following conditions:

9.1 Representations and Warranties True. (a) The representations and warranties of Buyer contained in this Purchase Agreement that are qualified by the words “material” or similar qualifications set forth therein (other than Buyer’s Fundamental Representations) shall be true and accurate in all respects, (b) the representations and warranties of Buyer contained in this Purchase Agreement that are not so qualified (other than Buyer’s Fundamental Representations) shall be true and accurate in all material respects, and (c) Buyer’s Fundamental Representations shall be true and accurate in all respects, in each case as of the Signing Date and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (i) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (ii) changes permitted or contemplated by this Purchase Agreement.

9.2 Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

9.3 Litigation. No action or order shall have been issued by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Sellers or Buyer restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereby.

9.4 Governmental Filings. All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Purchase Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

9.5 Third Party Consents. All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Purchase Agreement shall have been made and obtained.

9.6 Purchase Price. Buyer shall have delivered by wire transfer to Sellers (or their respective designee(s)) the Purchase Price pursuant to Section 2.2.

9.7 No Material Adverse Effect. Between the date of this Purchase Agreement and the Closing Date, there shall not have been a material adverse effect on or a material adverse change in the ability of Buyer to perform its obligations under this Purchase Agreement and the other Operative Documents or to consummate the transactions contemplated hereby or thereby.

9.8 Closing Deliverables. Buyer shall have delivered to Sellers the executed documents as provided in Section 2.4, to the extent Buyer is an applicable party thereto, in the forms attached as Exhibits hereto.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding anything contained in this Purchase Agreement to the contrary, this Purchase Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

10.1(a) by written agreement of Buyer and each of the Sellers;

10.1(b) by Buyer, if any of the conditions set forth in Article 8 shall have become reasonably incapable of fulfillment prior to the Termination Date, and shall not have been waived by Buyer (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

10.1(c) by either Buyer, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred on or before the Termination Date (provided, however, that such Party is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

10.1(d) by Sellers, if any of the conditions set forth in Article 9 shall have become reasonably incapable of fulfillment prior to the Termination Date, and shall not have been waived by Sellers (provided, however, that no Seller is in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement); or

10.1(e) by Buyer, pursuant to Section 6.1(c).

10.2 Effect of Termination. If this Purchase Agreement is terminated pursuant to Section 10.1, Buyer shall not have any right or remedy against any Sellers, and no Seller shall have any right or remedy against Buyer, as a result of such termination, except that this Section 10.2 shall not alter a Party’s rights or any remedies available to it for any breach of this Purchase Agreement, including the rights of the Parties set forth in Section 12.4 in the event of a Closing Failure Breach.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

11.1(a) Indemnification Obligation of Sellers. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Effective Time, Sellers, severally and not jointly, agree to indemnify, defend and hold harmless Buyer and the other members of the Partnership Parties and its and their officers, directors (or equivalents), employees, contractors, agents and any other Representatives, including, for the avoidance of doubt, the officers, directors and employees of the General Partner (collectively, “Buyer Group”) from and against any and all Losses incurred by Buyer Group which result from, relate to or arise out of the following:

(i) any inaccuracy in any representation or warranty of any Seller contained in Article 3 or Article 4 of this Purchase Agreement (A) when made as of the Signing Date or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date;

(ii) any breach by any Seller of any covenant or other obligation of any Seller contained in this Purchase Agreement (other than those listed in Section 11.1(a)(iii));

(iii) any Taxes for which any Seller is liable under Article 7; or

(iv) the matters set forth on Schedule 11.1(a).

11.1(b) Indemnification Obligation of Buyer. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Effective Time, Buyer agrees to indemnify, defend and hold harmless Sellers and the other members of the Seller Parties and its and their officers, directors (or equivalents), employees, contractors, agents and any other Representatives (collectively, “Seller Group”) from and against any and all Losses (including Environmental Losses) incurred by Seller Group which result from, relate to or arise out of the following:

(i) any inaccuracy of any representation or warranty of Buyer contained in Article 5 of this Purchase Agreement (A) when made as of the Signing Date or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date;

(ii) any breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement (including any Taxes for which Buyer is liable under Article 7); or

(iii) the Assumed Liabilities.

11.2 Limitations on Liability. Notwithstanding the provisions of this Article 11:

11.2(a) Deductible and Cap. No Seller shall have any indemnification obligations for Buyer Group’s Losses under Section 11.1(a)(i), unless the aggregate total of such Losses exceeds $1,500,000, and then only to the extent such Losses exceed $1,500,000; provided that in calculating Buyer Group’s aggregate total Losses, individual Losses with respect to a single incident or matter in amounts less than $150,000 shall be disregarded. Furthermore, in no event shall Sellers’ aggregate liability for indemnification under Section 11.1(a)(i) exceed ten percent (10%) of the Purchase Price; provided, that, notwithstanding the foregoing, claims for indemnification in respect of any breach of Sellers’ representations and warranties contained in Sections 3.8 and 4.14 shall not exceed twenty-five percent (25%) of the Purchase Price. Notwithstanding anything to the contrary in this Section 11.2(a), the limitations on indemnification set forth in this Section 11.2(a) shall not apply to Losses related to (i) any breach of any of Sellers’ Fundamental Representations, (ii) claims for indemnification in respect of Taxes (including any Seller’s obligations set forth in Article 7), and (iii) claims for indemnification under Section 11.1(a)(iv); provided that, except for Losses related to claims for indemnification in respect of Taxes (including any Seller’s obligations set forth in Article 7), which shall not be subject to a cap on Losses, in no event shall Sellers’ aggregate liability for indemnification with respect to all claims hereunder, including for Losses related to (A) any breach of Sellers’ representations and warranties contained in Sections 3.8 and 4.14, (B) any breach of Sellers’ Fundamental Representations and (C) claims for indemnification under Section 11.1(a)(iv), exceed an amount equal to the Purchase Price.

11.2(b) Survival of Provisions and Indemnification Obligations.

(i) The representations and warranties of the Parties set forth in Article 3, Article 4, and Article 5 of this Purchase Agreement shall survive the Closing until the eighteen-month anniversary of the Closing Date; provided, however, that (A) the representations and warranties set forth in Section 4.5 shall terminate and expire on the third (3rd) anniversary of the Closing Date; (B) the Fundamental Representations of the Parties shall survive the Closing until the expiration of the applicable statute of limitations, and (C) the representations and warranties set forth in Section 4.3 and the indemnification obligations owed by any Seller to Buyer pursuant to Sections 11.1(a)(iii) and 11.1(a)(iv) shall survive until the date that is sixty (60) calendar days after the expiration of the applicable statute of limitations.

(ii) The indemnification obligations of each Party under Sections 11.1(a)(ii) or 11.1(b)(ii), as applicable, for the covenants set forth in Article VI shall survive the Closing as follows:

(A) in the case of covenants of the Parties set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), and 6.2(c), until the expiration of eighteen (18) months from the Closing Date;

(B) in the case of covenants of the Parties set forth in Section 6.3(d), until the third anniversary of the Closing Date;

(C) in the case of covenants of the Parties set forth in Sections 6.2(a), 6.3(a), 6.3(b), and 6.3(c), until the seventh-year anniversary of the Closing Date; and

(D) in the case of covenant of Buyer set forth in Sections 6.2(b), indefinitely.

(iii) The other covenants and the indemnification obligations to be performed after the Closing (other than with respect to (A) the representations and warranties of the Parties and the indemnification obligations owed by any Seller to Buyer pursuant to Sections 11.1(a)(iii) and 11.1(a)(iv), survival periods for which shall be governed by Section 11.2(b)(i) above, and (B) the indemnification obligations of each Party under Sections 11.1(a)(ii) or 11.1(b)(ii), as applicable, for the covenants set forth in Article VI, survival periods for which shall be governed by Section 11.2(b)(ii) above) of the Parties set forth in this Purchase Agreement shall survive the Closing indefinitely, unless a shorter period has been expressly contemplated in this Purchase Agreement.

11.2(c) Indirect Losses.

(i) If any Losses for which any Seller has liability for indemnification hereunder are indirect Losses to Buyer, as a result of any Losses to or of the JV Companies arising from Buyer’s ownership of the Offered Interests, then such Seller’s liability for indemnification hereunder for such Losses shall not exceed the amount obtained by multiplying the monetary value of such Losses to or of such JV Company by a percentage equal to the aggregate ownership percentage in such JV Company represented by the respective Offered Interests acquired by Buyer at Closing pursuant to this Purchase Agreement (i.e., when determining the amount of any Losses suffered or incurred by the Buyer Group, Buyer’s acquisition of only (A) 25.0% of the membership interest of Phoenix LLC, (B) 22.6916% of the membership interests in URSA LLC, and (C) 45.0% of the membership interests in Mardi Gras (including the indirect acquisition of (1) 25.2% (45.0% of 56.0%) of the membership interest of Caesar LLC, (2) 23.85% (45.0% of 53.0%) of the membership interest of Cleopatra LLC, (3) 29.25% (45.0% of 65.0%) of the membership interest of Proteus LLC and (4) 29.25% (45.0% of 65.0%) of the membership interest of Endymion LLC), in each case, shall be taken into account, such that the aggregate Losses described in Article 11 suffered or incurred by the Buyer Group would equal (where applicable) no more than (a) 25.0% of the total of such Losses suffered or incurred by Phoenix LLC, (b) 22.6916% of the total of such Losses suffered or incurred by URSA LLC, and (c) 45.0% of the total of such Losses suffered or incurred by Mardi Gras (including (i) 25.2% (45.0% of 56.0%) of the total of such Losses suffered or incurred by Caesar LLC, (ii) 23.85% (45.0% of 53.0%) of the total of such Losses suffered or incurred by Cleopatra LLC, (iii) 29.25% (45.0% of 65.0%) of the total of such Losses suffered or incurred by Proteus LLC or (iv) 29.25% (45.0% of 65.0%) of the total of such Losses suffered or incurred by Endymion LLC), as the case may be).

(ii) If any Losses for which any Buyer has liability for indemnification hereunder are indirect Losses to any Seller, as a result of any Losses to or of the JV Companies arising from such Seller’s ownership of the applicable Offered Interests, then Buyer’s liability for indemnification hereunder for such Losses shall not exceed the amount obtained by multiplying the monetary value of such Losses to or of such JV Company by a percentage equal to the aggregate ownership percentage in such JV Company represented by the respective Offered Interests owned by such Seller immediately prior to Closing (i.e., when determining the amount of any Losses suffered or incurred by the Seller Group, Seller’s respective ownership of only (A) 25.0% of the membership interest of Phoenix LLC, (B) 22.6916% of the membership interests in URSA LLC, and (C) 45.0% of the membership interests in Mardi Gras (including the indirect acquisition of (1) 25.2% (45.0% of 56.0%) of the membership interest of Caesar LLC, (2) 23.85% (45.0% of 53.0%) of the membership interest of Cleopatra LLC, (3) 29.25% (45.0% of 65.0%) of the membership interest of Proteus LLC and (4) 29.25% (45.0% of 65.0%) of the membership interest of Endymion LLC), in each case, shall be taken into account, such that the aggregate Losses described in Article 11 suffered or incurred by the Seller Group would equal (where applicable) no more than (a) 25.0% of the total of such Losses suffered or incurred by Phoenix LLC, (b) 22.6916% of the total of such Losses suffered or incurred by URSA LLC, and (c) 45.0% of the total of such Losses suffered or incurred by

Mardi Gras (including (i) 25.2% (45.0% of 56.0%) of the total of such Losses suffered or incurred by Caesar LLC, (ii) 23.85% (45.0% of 53.0%) of the total of such Losses suffered or incurred by Cleopatra LLC, (iii) 29.25% (45.0% of 65.0%) of the total of such Losses suffered or incurred by Proteus LLC or (iv) 29.25% (45.0% of 65.0%) of the total of such Losses suffered or incurred by Endymion LLC), as the case may be).

11.2(d) Timeliness. Buyer shall not have any obligation to indemnify Sellers with respect to a matter if Sellers fail to deliver written notification of a claim for indemnification under Section 11.3(a) for such matter before the expiration of the applicable survival period set forth in Section 11.2(b), and Sellers shall not have any obligation to indemnify Buyer with respect to a matter if Buyer fails to deliver written notification of a claim for indemnification under Section 11.3(a) for such matter before the expiration of the applicable survival period set forth in Section 11.2(b).

11.2(e) Insurance Proceeds; Tax Benefits; Third-Party Indemnification Payments. Payments by either Buyer, on the one hand, to Sellers, or Seller(s), on the other hand, to Buyer, with respect to which such Party has an indemnification obligation under this Article 11, shall be limited to the amount of any liability or damage that remains after deducting therefrom an amount equal to (i) any insurance proceeds or other similar payments received, excluding any payments received directly or indirectly from Affiliate captive insurance companies, (ii) any Tax benefit actually realized by the Buyer in the Tax year that such payment is made as a result of such Losses by such Indemnified Party (as defined below), and (iii) all amounts recovered by such Indemnified Party under contractual indemnities from Third Parties. Each Party shall use its commercially reasonable efforts to recover under insurance policies or similar agreements, for any Losses prior to seeking indemnification under this Purchase Agreement. If the Indemnified Party receives insurance proceeds, excluding any payments received directly or indirectly from Affiliate captive insurance companies, or amounts recovered by such Indemnified Party under contractual indemnities from Third Parties for Losses after an indemnification payment for such Losses has been made by the Indemnifying Party to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party both the amount of such insurance proceeds, excluding any payments received directly or indirectly from Affiliate captive insurance companies, and the amount recovered by such Indemnified Party under contractual indemnities from Third Parties received by the Indemnified Party.

11.3 Other Provisions Relating to Indemnification.

11.3(a) Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Purchase Agreement, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”), it will provide notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”), specifying the nature of and specific basis for such claim. Notwithstanding anything to the contrary in the preceding sentence (and for the avoidance of doubt, assuming the Indemnified Party has complied with the timeliness obligations described in Section 11.2(d)), any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 11 unless and solely to the extent that the failure to give such notice actually prejudices the Indemnifying Party’s ability to defend such claim for indemnification under this Purchase Agreement.

11.3(b) Right to Contest and Defend. Subject to Section 11.3(e) below, the Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification obligations under this Purchase Agreement, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the Indemnified Party from such claim without admission of fault; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

11.3(c) Cooperation. Subject to Section 11.3(e) below, the Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification obligations under this Purchase Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Article 11. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification obligations set forth in this Purchase Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

11.3(d) [Intentionally Omitted].

11.3(e) Exclusive Remedy. From and after the Effective Time, the indemnification provisions contained in this Article 11 shall constitute the sole remedy of the Parties against the other Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any Operative Document), and each Party hereby releases the other Parties from all other claims and causes of action, whether arising in Contract, in tort (including claims and actions for fraud), or under any other legal theory arising from or relating to such circumstances. The Parties acknowledge and agree that the indemnification provisions contained in this Article 11 (including this Section 11.3(e)) have been specifically bargained for at arm’s length with the assistance of competent counsel and are reflected in the Purchase Price. For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this Article 11 in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.

11.3(f) No Duplication of Remedies. In no event shall either Buyer, on the one hand, or Sellers, on the other hand, be entitled to duplicate compensation with respect to any claims or any breach of representation, warranty or agreement herein asserted under the terms of this Purchase Agreement, even though such claim or breach may be addressed by more than one provision of this Purchase Agreement. For avoidance of doubt, no Losses may be claimed under this Article 11 by any Indemnifying Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article 2. Any indemnification provided pursuant to this Purchase Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

11.3(g) Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 11 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under Laws, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by Laws, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.

11.3(h) Tax Treatment of Indemnity Payment. Parties agree to treat any indemnity payment made pursuant to this Article 11 as an adjustment to the Purchase Price, for all Tax purposes, unless otherwise required by applicable Law, a closing agreement with an applicable Tax authority or a final non-appealable judgment of a court of competent jurisdiction.

11.3(i) Calculation. In calculating any Losses suffered or incurred by any Party as a result of a breach or inaccuracy of a representation or warranty by the other Party, no effect shall be given to any qualification or limitation as to “materiality”, “Material Adverse Effect” or similar qualifications or limitations, except with respect to Section 4.9 and Section 4.12 as used in this Purchase Agreement, which, in each case, shall be read without excluding such qualifications or limitations for purposes of this Section 11.3(i).

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party for consequential, exemplary, special, indirect or punitive damages arising under or in connection with this Purchase Agreement or otherwise as a result of, relating to or arising from the relationship among the Parties hereunder, whether in contract, tort (including negligence), strict liability or otherwise, or whether or not the Person at fault knew, or should have known, that such damage would be likely suffered (collectively, “Consequential Damages”), except to the extent such damages are expressly permitted by the Confidentiality Agreement, and in such case, only with regard to a breach of the Confidentiality Agreement. The exclusion of Consequential Damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 11.

12.2 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PURCHASE AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLES 3 AND 4 (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO ANY SELLER, ANY OF THE OFFERED INTERESTS, MARDI GRAS LLC, ANY OF THE JV COMPANIES, ANY OF THE JV ASSETS, ANY OF THE ASSETS AND ANY LIABILITIES OF MARDI GRAS LLC OR ANY OF THE JV COMPANIES OR THE ASSUMED LIABILITIES, AND EACH SELLER EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (I) TITLE, (II) ABSENCE OF PATENT OR LATENT DEFECTS, (III) SAFETY, (IV) STATE OF REPAIR, (V) QUALITY, (VI) MERCHANTABILITY, (VII) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (VIII) COMPLIANCE WITH LAWS, (IX) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (X) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (XI) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, (XII) FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, OR (XIII) CONFORMITY TO INFORMATION PROVIDED IN THE DUE DILIGENCE MATERIALS. BUYER AGREES TO ACCEPT THE OFFERED INTERESTS (INCLUDING ANY INDIRECT INTEREST THEY HAVE IN ANY OF THE JV ASSETS) “AS-IS”, “WHERE-IS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED IN SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLES 3 AND 4 (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, AS TO THEIR (I) TITLE, (II) ABSENCE OF PATENT OR LATENT DEFECTS, (III) SAFETY, (IV) STATE OF REPAIR, (V) QUALITY, (VI) MERCHANTABILITY, (VII) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR

A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (VIII) COMPLIANCE WITH LAWS, (IX) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (X) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (XI) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, (XII) FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, OR (XIII) CONFORMITY TO INFORMATION PROVIDED IN THE DUE DILIGENCE MATERIALS. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN ARE EXCLUDED. EXCEPT AS EXPRESSLY PROVIDED IN SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLES 3 AND 4 (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), EACH SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY, IN WRITING, ELECTRONICALLY OR BY OR THROUGH ANY OTHER MEDIUM) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO ANY SELLER, MARDI GRAS LLC, ANY OF THE JV COMPANIES, ANY OF THE OFFERED INTERESTS, ANY OF THE JV ASSETS, ANY OF THE ASSETS OR ANY LIABILITIES OF MARDI GRAS LLC OR ANY OF THE JV COMPANIES OR THE ASSUMED LIABILITIES, FURTHER INCLUDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DATA PROVIDED IN THE DUE DILIGENCE MATERIALS, OR ANY OTHER DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER AT ANY TIME RELATING TO ANY SELLER, MARDI GRAS LLC, ANY OF THE JV COMPANIES, ANY OF THE OFFERED INTERESTS, ANY OF THE JV ASSETS, ANY OF THE ASSETS OR ANY LIABILITIES OF MARDI GRAS LLC OR ANY OF THE JV COMPANIES OR THE ASSUMED LIABILITIES, AND BUYER ACKNOWLEDGES AND AGREES THAT ANY RELIANCE ON OR USE OF THE SAME WILL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND WILL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY SELLER OR THE OTHER MEMBERS OF THE SELLER GROUP. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AS IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS PURCHASE AGREEMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EFFECTIVE AS OF THE EFFECTIVE TIME, IT WILL ASSUME FULL RESPONSIBILITY AND COMPLIANCE WITH ALL OBLIGATIONS ATTRIBUTABLE, IN ANY WAY, TO THE OFFERED INTERESTS, AND UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL LOSSES IT MAY HAVE AGAINST THE SELLER GROUP ASSOCIATED WITH THE SAME, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 11.

12.3 Amendment and Modification. Subject to Laws, and except as otherwise expressly provided herein, this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.

12.4 Failure to Close; Specific Performance. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Purchase Agreement (such breach, a “Closing Failure Breach”), the other Parties would be damaged irreparably and monetary damages may not be a sufficient remedy. Accordingly, each Party agrees that the other Parties shall be entitled to injunctive relief to prevent any such Closing Failure Breach and to enforce specifically this Purchase Agreement and the terms and provisions hereof in court, subject to Section 12.10; provided, that, for the avoidance of doubt, such remedies shall be in addition to any other remedies which any Party may have under this Purchase Agreement.

12.5 Waiver of Compliance. Any failure of Sellers, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Parties, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing (provided, that, for the avoidance of doubt, transmissions by e-mail sent in accordance with this Section 12.6 shall be deemed to be in writing for purposes hereof) and shall be deemed to have been given (a) if delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by courier service (with all fees prepaid and receipt requested), (c) on the third (3rd) day after the date mailed if mailed, by certified or registered mail (with postage prepaid and return receipt requested), or (d) on the date sent if transmitted by e-mail (with confirmation of transmission), or on the next Business Day if transmitted by e-mail after 5:00 p.m. CT on any such day (with confirmation of transmission):

12.6(a) If to BPNA, BP Offshore or BPPL to:

c/o BP America Inc.

150 West Warrenville Road

Naperville, Illinois 60563

Attn: Robert Mavrin – Senior Counsel

Telephone: +1 (630)420-5196

E-mail: Robert.Mavrin@bp.com

or such other Person or address as any Seller shall furnish Buyer in writing.

12.6(b) If to Buyer, to:

BP Midstream Partners LP

c/o BP Midstream Partners GP LLC, its general partner

501 Westlake Park Boulevard

Houston, Texas 77079

Attn: Chief Legal Counsel - Hans Boas

Telephone: +1 (713) 909-8974

E-mail: Hans.Boas@bp.com

with a copy to:

The Conflicts Committee of the Board of Directors of BP Midstream Partners GP LLC

c/o: General Counsel of BP Midstream Partners GP LLC

501 Westlake Park Boulevard

Houston, Texas 77079

or to such other Person or address as Buyer shall furnish to Sellers in writing.

12.7 Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but none of the Parties may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement (by operation of Law or otherwise) without the prior written consent of the other Parties. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Parties consent in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. In the event Buyer or any subsequent (direct or indirect) assignee of Buyer assigns this Purchase Agreement or any of its rights or interests under Article 11 of this Purchase Agreement to a Third Party pursuant to the terms hereof, Buyer or its subsequent assignee, as applicable, shall no longer have any rights to make a claim for indemnification under Article 11 following such assignment. Any purported assignment in violation of this Section 12.7 shall be voidable at the option of the non-assigning Party.

12.8 No Third Party Beneficiaries. Except as provided in Section 12.2 and Article 11, this Purchase Agreement is solely for the benefit of the Sellers and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.

12.9 Governing Law. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CHOICE OR CONFLICT OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE VALIDITY AND ENFORCEABILITY OF ALL CONVEYANCE DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED PURSUANT TO THIS PURCHASE AGREEMENT INSOFAR AS THEY AFFECT TITLE TO REAL PROPERTY, IF THERE ARE ANY SUCH DOCUMENTS OR INSTRUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH REAL PROPERTY IS LOCATED.

12.10 Consent to Jurisdiction. For any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement, the transactions contemplated by this Purchase Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 11 or relating to matters that are the subject of this Purchase Agreement or the relationship among the Parties under this Purchase Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) any such matters could result in damages or any other relief, whether at Law, in equity or otherwise, each of the Sellers and Buyer (i) irrevocably submits to the exclusive jurisdiction of any state or federal court in Delaware, and (ii) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Purchase Agreement shall be binding. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.

12.11 Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of a portable document format (*.pdf)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.12 Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.

12.13 Entire Agreement. Except for the Confidentiality Agreement, this Purchase Agreement (including the Exhibits, Schedules, and the Operative Documents, which form a part of this Purchase Agreement) embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior and contemporaneous agreements and understandings among the Parties with respect to such subject matter. There are no, and none of the Parties shall have any remedies or causes of action (whether in contract or in tort, or under any other legal theory) for any, restrictions, promises, statements, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.

12.14 Representation By Counsel; No Strict Construction. Buyer and Sellers acknowledge and agree that (a) the Parties have participated jointly in the negotiation and drafting of this Purchase Agreement, (b) each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and (c) the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Purchase Agreement shall be construed as if drafted jointly by the Parties, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Purchase Agreement. Any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it shall have no application and is expressly waived.

12.15 Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under Laws, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, all other provisions or parts thereof of this Purchase Agreement shall nevertheless remain in full force and effect, and such invalid, illegal or unenforceable provision or part thereof shall be reformed to the minimum extent required to render such provision or part valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated by this Purchase Agreement to the fullest extent permitted by Laws.

12.16 Time of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.

12.17 Press Releases and Public Announcements. The Parties shall not (and shall cause their Affiliates not to) issue any press release or make any public announcement relating to the subject matter of this Purchase Agreement unless such Party has first consulted with the other Parties and obtained the other Parties’ prior written approval of the text thereof, which approval shall not be unreasonably withheld or delayed; provided, however, that a Party may make any public disclosure it believes in good faith is required by Laws (including filings under securities Laws) or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will provide the other Parties reasonable advance notice and consultation regarding timing and content of the announcement or statement and with the further understanding that the Parties not required to make such announcement or statement shall have the right to issue its own announcement or statement in connection with or in response to any such required public announcement or statement).

12.18 Acknowledgement and Waiver of Post-Closing Attorney-Client Privilege. Each of the Parties acknowledges that one or more of Sellers and other members of the Seller Parties have retained Hunton Andrews Kurth LLP (“HAK”) to act as their counsel in connection with the transactions contemplated hereby and that HAK has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Buyer agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of HAK’s representation of one or more of Sellers and other members of the Seller Parties related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Purchase Agreement, including all communications among HAK and Sellers and other members of the Seller Parties or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Purchase Agreement (collectively “Deal Communications”), shall survive the Closing and shall be deemed to be retained and owned collectively by such applicable Seller, shall be controlled by such applicable Seller and shall not pass to or be claimed by Buyer, Mardi Gras LLC or any of the JV Companies, without such Seller’s written consent. Buyer hereby releases any of its rights and interests to and in the Deal Communications, and none of Buyer, Mardi Gras or any of the JV Companies shall have access to any Deal Communications, unless approved by such Seller in its sole discretion. Buyer agrees that, notwithstanding any current or prior representation of Sellers by HAK, HAK shall be allowed to represent Sellers and any other member of the Seller Parties or any of their respective Affiliates in any matters and disputes adverse to Buyer that either is existing on the date hereof or arises in the future and relates to this Purchase Agreement and the transactions contemplated hereby, and Buyer hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Buyer agrees that, in the event that a dispute arises after Closing between Buyer and any Seller or its Affiliates, HAK may represent such Seller or its Affiliate in such dispute even though the interests of such Seller or its Affiliate may be directly adverse to Buyer.

12.19 Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS.” WITHOUT LIMITING SECTION 12.15, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS PURCHASE AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNIFICATION OBLIGATIONS BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

12.20 Conflicts. In the event of any conflict between the provisions of this Purchase Agreement and the Operative Documents, the provisions of this Purchase Agreement shall control. Nothing in the Operative Documents shall be deemed to expand, diminish or otherwise modify the rights or obligations of the Parties as expressed in the provisions of this Purchase Agreement.

12.21 Action by Buyer. Any action, notice, consent, approval or waiver made prior to and/or on the Closing Date by Buyer pursuant to this Purchase Agreement with respect to any of the following matters shall only be taken or given with the prior approval of the Conflicts Committee (on behalf of Buyer): (a) any waiver by the Buyer of (i) a condition to Closing of, or (ii) any Seller’s failure to comply with an obligation, covenant or agreement under, this Purchase Agreement; and (b) any amendment, modification or supplement to this Purchase Agreement or any Operative Document.

12.22 Non-Recourse. To the fullest extent permitted by Law, (a) this Purchase Agreement may only be enforced against, and any claim or cause of action (whether in contract or tort, at law or in equity) based upon, arising out of, or related to this Purchase Agreement or the negotiation, execution, performance or nonperformance of this Purchase Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, and subject to the limitations contained herein, and (b) no Person, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or any other Representative of any Party to this Purchase Agreement, shall have any Losses or liabilities (whether in contract, tort, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Sellers or Buyer under this Purchase Agreement or any Losses or liabilities (whether for indemnification or otherwise) for any claim based on, arising out of, or related to this Purchase Agreement or the transactions contemplated hereunder except to the extent contemplated by or set forth in this Purchase Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, each of BP PRODUCTS NORTH AMERICA INC., BP OFFSHORE PIPELINES COMPANY LLC, BP PIPELINES (NORTH AMERICA) INC. and BP MIDSTREAM PARTNERS LP have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

BP PRODUCTS NORTH AMERICA INC.

By:	/s/ Dennis Bumb
Name:	Dennis Bumb
Title:	Authorized Person

Signature Page to Interest Purchase Agreement

Confidential

BP OFFSHORE PIPELINES COMPANY LLC

By:	/s/ Dennis Bumb
Name:	Dennis Bumb
Title:	Authorized Person

Signature Page to Interest Purchase Agreement

BP PIPELINES (NORTH AMERICA) INC.

By:	/s/ Dennis Bumb
Name:	Dennis Bumb
Title:	Authorized Person

Signature Page to Interest Purchase Agreement

BP MIDSTREAM PARTNERS LP By: BP Midstream Partners GP LLC, its general partner

By:	/s/ Craig W. Coburn
Name:	Craig W. Coburn
Title:	Chief Financial Officer

Signature Page to Interest Purchase Agreement